Exhibit 10.1

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Double asterisks denote omissions.

OTHER TRANSACTION AGREEMENT (OTA)

BETWEEN

THE MEDICINES COMPANY 8 SYLVAN WAY
PARSIPPANY, NEW JERSEY, 07054

AND

THE UNITED STATES OF AMERICA
DEPARTMENT OF HEALTH AND HUMAN SERVICES
ASSISTANT SECRETARY FOR PREPAREDNESS AND RESPONSE
330 INDEPENDENCE AVENUE, SW G640
WASHINGTON, DC 20201
(the “Parties”) CONCERNING
The research and development to advance the development of a portfolio of antibacterial programs.

Agreement No.: HHSO100201600026C PR No.: OS182081
Total Amount of the Agreement: $ [**]
Total Estimated Government Funding of the Agreement: $32,000,000 Total Estimated Recipient Funding of the Agreement: $ [**]
Funds Obligated: $32,000,000

Authority: Section 319L(c) (4) (B) and/or 319L(c) (4) (D) of the Pandemic and All-Hazards Preparedness Act, P.L. 109-417

Line of Accounting and Appropriation: Appropriation Yr.: 2016 CAN: 1992016 Object Class: 25103,
$32,000,000

This Agreement is entered into between the United States of America, hereinafter called the Government, represented by the Department of Health and Human Services (DHHS) and The Medicines Company, pursuant to and under U.S. Federal law.

FOR THE MEDICINES COMPANY        FOR THE UNITED STATES OF AMERICA
OFFICE OF ACQUISITION MANAGEMENT,
CONTRACTS & GRANTS SECRETARY
FOR PREPAREDNESS AND RESPONSE

/s/ Clive Meanwell                /s/ Francine Hemphill
Chief Executive                Other Transaction Agreement Officer
15 September 2016                15 September 2016

TABLE OF CONTENTS

ARTICLES    PAGE
ARTICLE I:    SCOPE OF THE AGREEMENT    4
ARTICLE II:    TERM    10
ARTICLE III:    MODIFICATIONS    11
ARTICLE IV:    MANAGEMENT OF THE PROJECT    12
ARTICLE V:    AGREEMENT ADMINISTRATION    14
ARTICLE VI:    COST SHARING    15
ARTICLE VII:    EARNED VALUE MANAGEMENT (EVM)    17
ARTICLE VIII:    OBLIGATION AND PAYMENT    17
ARTICLE IX:    DISPUTES    20
ARTICLE X:    DATA RIGHTS    22
ARTICLE XI:    PATENT RIGHTS.    24
ARTICLE XII:    FOREIGN ACCESS TO TECHNOLOGY    27
ARTICLE XIII:    TITLE TO AND DISPOSITION OF PROPERTY    28
ARTICLE XIV:    SUB-RECIPIENTS    28
ARTICLE XV:    CIVIL RIGHTS ACT    28
ARTICLE XVI:    EXECUTION    28
ARTICLE XVII:    SPECIAL CLAUSES    29
ARTICLE XVIII:    TRANSFERS & ASSIGNMENTS    35
ATTACHMENT 1: STATEMENT OF WORK    36
ATTACHMENT 2: REPORTING REQUIREMENTS    42
ATTACHMENT 3: PORTFOLIO PERFORMANCE METRICS    56

ARTICLE I:    SCOPE OF THE AGREEMENT

A.	Introduction

•
The objective of this Other Transaction Agreement (OTA) is to create a framework for collaboration between The Medicines Company (MDCO) and the Biomedical Advanced Research and Development Authority (BARDA) to advance the development of a portfolio of antibiotic programs. To support this objective, MDCO will conduct studies to support regulatory approval of selected candidates and identify additional lead candidates for continued development and eventual regulatory approval. This includes microbiological assessments, toxicology studies, clinical studies, chemistry, manufacturing, and controls (CMC) development, and regulatory activities. By mutual consent of MDCO and the Government, early-stage candidates may be included in order to facilitate their progress into the clinical portfolio. This framework will provide the Government and MDCO the flexibility to execute a portfolio approach to fund in the complex and uncertain environment of drug development.

•
The work under this Agreement will support the development of a diverse portfolio of early and late stage antibacterial candidates as well as supplemental regulatory approval of Carbavance (meropenem-Vaborbactam) for the treatment of hospital acquired bacterial pneumonia and ventilator acquired bacterial pneumonia (HABP/VABP). Each of the antibiotics in the portfolio is designed to treat serious infections caused by multi-drug-resistant Gram-negative organisms.

•
This Agreement may be modified by mutual agreement consistent with Article III. This approach allows for funds to be flexibly allocated each year between the assets and for other assets to be brought into scope by mutual consent without a lengthy proposal process, such as assets emerging from the early-stage pipeline or from MDCO’s alliances with other companies, institutions, or educational centers. This approach is appropriate because asset-specific funding lacks the flexibility that is needed in order to reposition funds in response to attrition. Portfolio-based product development is an important and innovative strategy to manage and reduce overall risk, and to capitalize on emergent opportunities in order to maximize the probability of success. The portfolio- based development approach in this Agreement will enable a more robust and long- term relationship between the Government and MDCO to address development of multi-use assets.

•
Many pharmaceutical companies have stopped developing new antibiotics due to a diminished return on investment. The formation of public-private partnerships with industry helps to sustain research in this area where new drugs are desperately needed to address the growing rate of antibiotic resistance. This Agreement addresses this issue by permitting the Government to share in the expense of activities for a portfolio of antibiotics. The portfolio will initially consist of Carbavance, ORAvance, a novel Polymyxin, OMNIvance, efflux pump inhibitors, and a novel carbapenem; along with any additional antibiotics that may be added to this Agreement by mutual consent of the parties. The mix of development projects in the portfolio may be changed in accordance with Articles III and IV below. This Agreement will help ensure that an experienced pharmaceutical company will remain engaged in antibacterial development to combat the threat of antibiotic resistance. Furthermore, portfolio-based product development reduces risk by allowing for the reallocation of resources across activities and drug candidates, if technical or business risks materialize. An agreement that allows for the funding of a portfolio of products instead of just one increases the probability of bringing a successful drug to market.

•	MDCO is one of the few companies that is actively investing in the development of innovative antibiotics for infectious diseases and has an infrastructure to support commercialization of these products; particularly for urgent and serious antimicrobial resistance threats. Building on the success of the existing collaboration with the Government for Carbavance® (a NDA submission is anticipated at the end of 2016), a diverse portfolio of [**] programs addressing urgent and serious antimicrobial resistance threats is proposed for collaboration with the Government under this OTA. The proposed portfolio provides antibiotics for use in a variety of patient populations and treatment settings, and reflects successes and recent breakthroughs in drug discovery. Detailed plans for advancing these [**] programs with targeted outcomes over a five year period, including the advancement of up to [**] new compounds into clinical trials are included. The deep portfolio as well as ongoing assessment of external assets provides for contingencies in the event of failures in development. MDCO and the proposed team have demonstrated expertise, commitment, and resources to advance important therapies to combat antimicrobial resistant bacteria.

•
The current MDCO portfolio aligns with both PHEMCE and BARDA requirements. To ensure a robust portfolio is maintained over time, MDCO will continue to evaluate other early stage candidates from its own pipeline and identify potential partners through which strategic alliances could be negotiated to in-license antibacterial candidates for development and funding within the portfolio. A public-private partnership between the Government and MDCO formed under an OTA will allow the technical and business risks of drug development to be mitigated and increase the probability of successful development and approval/licensure of novel antibacterials to address unmet medical needs.

•
The proposed partnership with MDCO addresses BARDA’s Anti-bacterials (AB) Program Strategy to revitalize the antimicrobial pipeline by forming public-private partnerships with companies engaged in antimicrobial therapy research and development. The AB Program strategy emphasizes programs that address the immediate public health threat of drug resistant community and hospital acquired infections while also providing a biodefense capability in the event that drugs in the Strategic National Stockpile lose efficacy due to the emergence of drug resistant bacteria. The partnership with MDCO also addresses numerous US Government Requirements and Strategies including:

•
The PHEMCE Product Specific Requirement (PSR) for Medical Countermeasures to Antimicrobial Resistant Bacterial Infections. Carbavance, along with the potential additional antibiotic candidates identified by MDCO, directly address this requirement to develop and license novel products that are able to treat drug-resistant bacteria.

•
The President’s Executive Order 13676 for “Combating Antibiotic Resistant Bacteria”, dated September 18, 2014 requires the Department of Health and Human Services (HHS) through BARDA to develop new and next generation countermeasures that target antibiotic resistant bacteria that present a serious or urgent threat to public health. The AB Program strategy aligns with the Executive Order by seeking to develop novel antimicrobial drugs capable of treating those bacterial threats determined by the Centers for Disease Control and Prevention (CDC) to be either urgent (C. difficile, Carbapenem-resistant Enterobacteriaceae, drug-resistant N. gonorrhoeae) and serious (multidrug- resistant Acinetobacter, ESβLs, Pseudomonas, MRSA and Streptococcus pneumoniae).

•
The President’s September 2014 “National Strategy for Combating Antibiotic Resistant Bacteria” requires for the forming of both public-private partnerships and international collaborations to enhance and accelerate the research and development of new therapeutics to counter antibiotic resistance. This collaboration is the type of international collaboration sought by the President in the National Strategy.

•	The President’s March 2015 “National Action Plan for Combating Antibiotic Resistant Bacteria” that requires HHS through BARDA to create portfolio partnerships with industry to accelerate the development of new antibacterial drugs. The formation of a public-private partnership between the Government and MDCO could help to meet this objective of creating a portfolio partnership with the goal of potentially submitting a sNDA and [**] INDs for antibiotic products within the period of performance.

•
Lastly, the proposed partnership aligns with the Government’s and MDCO’s support of commonly accepted international principles of antimicrobial stewardship through responsible promotion and use. MDCO’s stewardship objective is to achieve optimal clinical outcomes which minimize toxicity and other adverse events, while supporting appropriate prescribing to limit the selection for antimicrobial resistant strains. MDCO encourages the responsible use of its antimicrobial products by promoting the selection of appropriate patients for treatment and by using the optimal drug regimen, dose, and duration of therapy.

B.	Definitions

Agreement: The body of this Agreement and Attachments 1 – 3, which are expressly incorporated in and made a part of the Agreement.

Base Period: Four (4) years and four (4) months constitutes the Base Period of this Agreement.

Carbapenem: A member of the β-lactam class of antibiotics. This class of antibiotics inhibits cell wall synthesis by binding to penicillin-binding proteins. Carbapenems typically exhibit a broad spectrum of bactericidal activity and are less affected by the antibiotic resistance mechanisms that hinder the effectiveness of other β-lactams. However, current carbapenem antibiotics are susceptible to inactivation by β-lactamases, hence their combination with β-lactamase inhibitors. Carbapenems may also have reduced activity due to mutated outer membrane porin proteins. These porin mutations slow the uptake of antibiotics, resulting in their reduced efficacy.

Carbavance: An intravenous drug combination of meropenem, a commercially available best in class β- lactam antibiotic, and Vaborbactam, a novel first in class serine β-lactamase inhibitor containing a boronic acid pharmacophore. Vaborbactam was developed to specifically address emerging carbapenem-resistant Enterobacteriaceae (CRE) mediated by the serine β-lactamase Klebsiella pneumoniae carbapenemase, or KPC enzyme. Carbavance is designed to treat serious hospital acquired infections caused by multi-drug resistant Gram-negative organisms producing serine β-lactamase inhibitors. MDCO and its wholly owned subsidiary, Rempex, have developed Carbavance and reduced it to practice and practical application; neither Carbavance nor its constituent drugs meropenem or Vaborbactam, are a Subject Invention of this Agreement. MDCO holds worldwide development rights, commercialization rights, and ownership of intellectual property for Carbavance.

Computer Software:

(a)	Means:

(i)
Computer programs that comprise a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations; and

(ii)
Recorded information comprising source code listings, design details, algorithms, processes, flow charts, formulas, and related material that would enable the computer program to be produced, created, or compiled.

(b)	Does not include computer databases or computer software documentation.

Data: Recorded information, regardless of form or method of recording, which includes but is not limited to, technical data, software, and trade secrets made in the performance of work under this Agreement within the Field. The term does not include financial, administrative, cost, pricing or management information.

Efflux pump inhibitors: Are molecules that block protein transporters localized in the cytoplasmic membrane of bacteria. Efflux pumps are responsible for moving compounds like toxins and antibiotics out of the cell. They are active on a wide variety of substances and drugs; hence their action results in resistance to multiple classes of drugs.

Field: The development of antibacterial assets to treat hospital and biothreat infections.

Foreign Firm or Institution: A firm or institution organized or existing under the laws of a country other than the United States, its territories, or possessions. The term includes, for purposes of this Agreement, any agency or instrumentality of a foreign government; and firms, institutions or business organizations which are owned or substantially controlled by foreign governments, firms, institutions, or individuals.

Government: The United States of America, as represented by DHHS.

Invention: Any invention or discovery which is or may be patentable or otherwise protectable under Title 35 of the United States Code.

Know-How: Information, practical knowledge, techniques, and skill development by Recipient in the performance of work under this Agreement necessary for the Practical Application of a Subject Invention with the Field.

Limited Rights: The rights to use, modify, reproduce, perform, display, or disclose Data, in whole or in part, within the Government solely for research purposes for the Field. DHHS will ensure that disclosed information is safeguarded in accordance with the restrictions of this Agreement. The Government may not, without the prior written permission of Recipient, release or disclose the Data outside the Government, use the Data for competitive procurement or manufacture, release or disclose the data for commercial purposes, or authorize the Data to be used by another party. The Parties shall maintain the confidentiality of all Data subject to or designated as falling within Limited Rights.

OMNIvance: A superior β-lactam - β-lactamase inhibitor combination product that is anchored with a member of a novel series of broad-spectrum carbapenemase inhibitors (BCI) for the treatment of serious infections due to gram-negative nosocomial pathogens. This IV combination product is expected to target strains of various species of Enterobacteriaceae, Pseudomonas aeruginosa, and Acinetobacter baumannii-calcoaceticus complex, including metallo β-lactamase producing strains resistant to all β- lactam antibiotics. MDCO and its wholly owned subsidiary, Rempex, are developing OMNIvance and reduced it to practice and practical application; neither OMNIvance nor its constituent drugs, are a Subject Invention of this Agreement. MDCO holds worldwide development rights, commercialization rights, and ownership of intellectual property for OMNIvance.

Option: An option, entered into by mutual agreement of both parties in this Agreement, by which, for a specified time, the Government may elect to purchase additional supplies or services called for by the Agreement, or may elect to extend the term of the Agreement.

Other Transaction for Advanced Research (OTAR): A legally binding, non-acquisition instrument (generally called “an agreement”) used in instances where the principal purpose is the stimulation and/or support of advanced research and development (as defined below), where a non-traditional Government Awardee participates to significant extent in the work.

Other Transaction Agreement Officer (OTAO): Is the responsible government official authorized to bind the government by signing this Agreement and bilateral modifications.

Other Transaction Agreement Specialist (OTAS): Is a supporting official that executes agreement modifications on behalf of the Other Transaction Agreement Officer.

Other Transaction Agreement Technical Representative (OTTR): Is the primary government official for all technical matters on the Agreement.

ORAvance: A combination of an oral β-lactam and a novel, orally bioavailable β-lactamase inhibitor for the treatment of infection due to Enterobacteriaceae, notably urinary tract infections. Possible oral β- lactams for use in this combination are off patent and have no intellectual property restrictions. MDCO and its wholly owned subsidiary, Rempex, are developing ORAvance and reduced it to practice and practical application; neither ORAvance nor its constituent drugs, are a Subject Invention of this Agreement. MDCO holds worldwide development rights, commercialization rights, and ownership of intellectual property for ORAvance.

Polymyxins: An antibiotic consisting of a cyclic peptide with a long hydrophobic tail. These compounds interact with the phospholipids located in the bacterial cell membrane. This interaction disrupts both the outer and inner membranes of Gram-negative bacteria, damaging the cell wall and resulting in cell death. MDCO is the designated pharmaceutical partner in a multi-year NIH-funded collaboration with Monash University (Grant no.: 5R01AI098771) to identify new lipopeptides of the polymyxin type that are as potent as polymyxin B but have significantly reduced nephrotoxicity in vivo.

Portfolio: The clinical candidates, diagnostic platform and early stage antibiotic candidates included under this Agreement.

Practical Application: With respect to a Subject Invention, to manufacture, in the case of a composition of product; to practice, in the case of a process or method, or to operate, in the case of a machine or system; and, in each case, under such conditions as to establish that the Subject Invention is capable of being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public.

Program: Research and development being conducted by the Parties pursuant to this Agreement.

Prohibited Sources: Any country subject to the prohibitions and directives referenced under FAR 25.701, (Restrictions Administered by the Department of the Treasury on Acquisitions of Supplies or Services from Prohibited Sources) including but not limited to Cuba, Iran, Sudan, Burma and/or North Korea.

Property: Any tangible personal property other than property actually consumed during the execution of work under this Agreement.

Recipient: The Medicines Company (MDCO).

Subject Matter Expert: Members of the BARDA technical team who provide technical insights into development activities being undertaken by the recipient to satisfy the terms of the agreement as set forth in the statement of work. BARDA generally enters into an agreement with an outside entity to gain the services of SMEs on a contractual basis. As non-federal employees, SMEs are subject to non- disclosure agreements as determined by each contract or agreement which they support.

Subject Invention: Any Invention of the Recipient conceived or first actually reduced to practice in the performance of work funded by the Government under this Agreement.

Sub-Recipient Agreement: Any BARDA funded contract entered into between the Recipient and a Sub- recipient to furnish supplies or services for performance of this Agreement. For the avoidance of doubt, the parties hereto agree that Recipient has no obligation to flow down the terms of this Agreement to agreements that are not part of the SOW and solely funded by MDCO as part of its cost share contribution.

Sub-Recipient: Any BARDA funded supplier, distributor, vendor, or firm that furnishes supplies or services to or for the Recipient or another Sub-Recipient.

Technology: Discoveries, innovations, Know-How and Subject Inventions, whether patentable or not, conceived in the performance of work under this Agreement, including computer software, recognized under U.S. law as intellectual creations to which rights of ownership accrue, including, but not limited to, patents, trade secrets, and copyrights developed under this Agreement.

Under this Agreement: When used, for example but without limitation, in the definitions of Data, Know-How, Property, Subject Inventions and Technology, means activities conducted pursuant to this Agreement that are Government funded or Binding Cost Share by Recipient.

C.	Scope

1.    The Recipient shall perform an advanced research and development program (AR&D Program) designed to develop multiple antimicrobial compounds targeting multiple serious and drug- resistant bacterial pathogens in accordance with the Statement of Work incorporated in this Agreement as Attachment 1. The Recipient will submit or otherwise provide all documentation required by Attachment 2, Reporting Requirements.

2.    The Government will have continuous involvement with the Recipient. The Government will also obtain access to research results and certain rights in Data pursuant to Article X. The Government and the Recipient are bound to each other by a duty of good faith and commercially reasonable research effort in achieving the goals of the Program.

3.    This Agreement is an “other transaction” pursuant to Sections 319L(c) (4)(B) and 319L(c)(4)(D) of the Pandemic and All-Hazards Preparedness Act, P.L. 109-417. The Parties agree that the principal purpose of this Agreement is to support commercially reasonable efforts in advanced research in the development of antibacterial assets and not for the acquisition of property or services for the direct benefit or use of the Government.

ARTICLE II: TERM

A.	Term of this Agreement

The term of this Agreement commences upon the date of the last signature. This Agreement commences with a four (4) year and four (4) month Base Period and four Options. The period of performance is a Base Period of four (4) years and four (4) months during which clinical, non-clinical, non-clinical toxicology, manufacturing and development activities supporting the registration of Carbavance, as well as early development activities in support of other portfolio candidates, will be conducted as set forth in Attachment 1. Option periods may be exercised to permit the continuation of development activities for Carbavance and the other antibacterial candidates. The Option periods may run concurrently or consecutively within the Base Period or with each other. The scope and term of the Options will be determined by the Joint OTAR Oversight Committee (JOC).

The Government will give the Recipient a preliminary written notice of its desire to exercise an option at least ninety (90) days before the expiration of one year following the commencement of the Agreement (for the first option) and at least ninety (90) days before the start of each option term thereafter, as applicable. The Recipient may unilaterally decide not to pursue any Option following the outcome of a JOC decision. The preliminary notice does not commit the Government to an extension.

B.	Termination Provisions

Either Party may terminate this Agreement for convenience in whole or in part by providing at least ninety (90) days prior written notice to the other Party, provided that such written notice is preceded by consultation between the Parties. In the event of a termination of the Agreement, it is agreed that disposition of Data developed under this Agreement shall be in accordance with the provisions set forth in Article X, Data Rights.

In the event of termination by either Party, the Recipient’s and Government termination costs shall be reimbursable pursuant to the terms of Article VI. For purposes of this clause, termination costs shall be those costs identified in Federal Acquisition Regulation 31.205-42 but does not include re-procurement costs unless the provisions on foreign access to technology in Article XII are applicable. The Government and the Recipient will negotiate in good faith a reasonable and timely adjustment of all outstanding issues between the Parties as a result of termination, including disposition of animals acquired for research use, and the resolution of any Recipient obligations to Sub-recipients. Failure of the Parties to agree to a reasonable adjustment will be resolved pursuant to Article IX, Disputes. In the event of termination, neither Party shall have any continuing obligations to perform under the Program except as otherwise specified herein. All of the terms and conditions of this Agreement will expire, except as for the following provisions, which shall survive termination: Article I.B., this sentence, Articles-VIII, IX, X Paragraphs A, B, D, G, Article XI, and Article XII otherwise specified herein.

C.	Extending the Term

The Parties may extend by mutual written agreement the term of this Agreement, including the Base Period and any exercised Options, if funding is available and research opportunities reasonably warrant. An extension may be conducted at no additional cost to the Government (i.e., a No-Cost-Extension) or if funding is available and activities are not complete. Any extension shall be formalized through modification of the Agreement by the OTAO and the Recipient Administrator. If the Recipient desires an extension to the period of performance of this Agreement, the Recipient shall submit a request in writing to the OTAO. Any request for an extension should include a revised milestone/project schedule (if applicable).

ARTICLE III: MODIFICATIONS

A.	Recommendations for Modifications

As a result of quarterly meetings, annual reviews, JOC meetings, or at any time during the term of the Agreement, research progress or results may indicate that a change in the Statement of Work would be beneficial to program objectives. Any modification to the Agreement, excluding minor modifications discussed below, shall be by written mutual agreement of the Parties. Recommendations for modifications, including justifications to support any changes to the Statement of Work, will be documented in a letter and submitted by the Recipient to the OTAO/OTAS with a copy to OTTR. This letter will detail the technical, chronological, and financial impact (if any) of the proposed modification to the research program.

B.	Minor Modifications

For minor non-material Agreement modifications without effect on any obligation of Recipient or the Government or the terms and conditions of this Agreement (e.g. changes in the paying office or appropriation data, Government or the Recipient’s changes to personnel identified in the Agreement, etc.), the Government may make these types of changes unilaterally and no signature is required by the Recipient.

C.	Amending the Agreement

The OTAO and OTAS shall be responsible for agreeing to any modifications to this Agreement on behalf of the Government.

ARTICLE IV: MANAGEMENT OF THE PROJECT

A.	Recipient/Government Joint OTAR Oversight Committee

1.    Recipient/Government JOC is comprised of three senior level members from the Recipient and three senior level Government participants. Non-voting JOC attendees will include three members from the Recipient and three from the Government. Assuming no objection by the other party, additional external advisors may also be included in this body on an ad hoc basis, as dictated by the circumstances. Either party may substitute alternate senior level representatives, on either a temporary or ongoing basis, by providing advance written notice.

Joint Oversight Committee Members:

[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

Non-voting Attendees:

[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]
[**]	[**]

2.    The responsibility of the Recipient/Government JOC is to mutually evaluate risks and progress of assets covered under this Agreement, endorse potential new assets and agree on modifications to the allocation of funding across activities covered under the Agreement. This Committee will also jointly evaluate achievement of Portfolio Progress Milestones (see Attachment 3).

3.    The Recipient/Government JOC will meet approximately every six (6) months to review progress. The Committee will recommend the strategy to be covered under this Agreement during the subsequent period, as well as how Government and Recipient funding will be allocated across these activities. The recommendations would be submitted, as appropriate, to the relevant Recipient governance board(s) for endorsement and decision. If endorsed by the relevant Recipient governance boards and by Government, the recommendations will be incorporated into the Statement of Work and this Agreement through modifications as described in Article III.

B.	Project Meetings

1.    Biweekly Teleconferences. A conference call between the OTAO, OTAS and OTTR and the Recipient’s principal investigator shall occur every two weeks or as directed by the OTAO/OTAS. During this call, the principal investigator will discuss the activities during the reporting period, any problems that have arisen and the activities planned for the ensuing reporting period. The principal investigator may choose to include other key personnel on the conference call to give detailed updates on specific projects or this may be requested by the OTTR. On an as needed basis, the OTTR or principal investigator may assign this responsibility to a delegate.

2.    Kick-off and Quarterly Meetings. The Recipient and the Government shall participate in Project Meetings to coordinate the performance of the Agreement. These meetings may include face- to-face meetings with BARDA and AMCG in Washington, D.C. and at work sites of the Recipient and its Sub-recipients. Such meetings may include, but are not limited to, meetings of the Recipient (and Sub- recipients invited by the Recipient) to discuss study designs, site visits to the Recipients and Sub- recipient’s facilities, and meetings with the Recipient and DHHS officials to discuss the technical, financial, regulatory, and ethical aspects of the program. These meetings will also formulate and endorse the activities for the subsequent three months. In order to facilitate review of agreement activities, it is expected that the Recipient will provide data, reports, and presentations to groups of outside experts (subject to appropriate agreements to protect confidential or proprietary data) and Government personnel as requested by the OTTR and/or OTAO. The Recipient shall provide itinerary/agenda at least five (5) business days in advance of a face to face meeting.

3.    Regulatory Meetings. Subject to other provisions specified in this Agreement (see for example Attachment 2), the Recipient shall notify the OTTR of the dates and times of formal and informal correspondence with the Food and Drug Administration (FDA) or other regulatory agencies as specified in Attachment 2 and seek FDA approval to include appropriate Assistant Secretary for Preparedness and Response (ASPR) staff on the final scheduled attendee lists to enable their attendance at FDA meetings that are relevant to the assets within the portfolio. The Recipient shall notify the OTTR of upcoming regulatory meetings within 24 hours of the anticipated scheduling of Type A, B or C meetings, or within 48 hours of meeting occurrence for ad hoc meetings concerning assets under development within the OTA regardless of whether the activities being discussed are BARDA-funded or not. Recipient-issued and regulator-issued draft minutes and final minutes of any meeting with regulators shall be submitted to the OTTR as stated in Attachment 2. All documents shall be duly marked as either "Draft" or "Final." All documents submitted to the FDA or other regulatory agencies shall be submitted to the OTTR for review in advance of their anticipated submission to the regulatory authority.

4.    In Process Review Meeting (IPR). On an annual or event driven basis, prior to the exercise of Agreement Options, the Government may invite the Recipient to give a presentation at an In Process Review Meeting attended by BARDA, AMCG, and select, invited interagency representatives and other interested parties, as needed. The Recipient will present data generated under the Agreement. Progress against Portfolio Progress Milestones will be assessed. Successes and challenges of the program will be discussed and plans for the coming year will be presented. With respect to the polymyxin program, the Recipient will also provide updates on the NIH-funded collaboration with Monash University.

5.    Parties understand SMEs may be present at Government meetings as it relates to this Agreement. The SMEs are subject to nondisclosure agreements and will comply with the terms and conditions of this Agreement.

C.	Document Review

The Recipient shall provide the OTAO, OTAS and OTTR sufficient opportunity to review study protocols, reports, and regulatory correspondence. The Government’s comments on these documents will be viewed as advisory in nature. Specific timelines for document review and responses are outline in Attachment 2 – Reporting Requirements.

ARTICLE V: AGREEMENT ADMINISTRATION

A.	Administrative and contractual matters under this Agreement will be referred to the following representatives of the Parties:

Government Points of Contact
Other Transactions Agreement Specialist (OTAS)
[**]

Other Transactional Agreement Officer (OTAO)
[**]

Recipient Points of Contact
The Medicines Company (MDCO)
[**]

Alternate:
The Medicines Company (MDCO)
[**]

B.	Technical matters under this Agreement will be referred to the following representatives:

Government Points of Contact
Other Transactional Authority Technical Representative (OTTR)
[**]

Alternate OTTR
[**]

Recipient Points of Contact Recipient Program Manager:
The Medicines Company (MDCO)
[**]

Alternate:
The Medicines Company (MDCO)
[**]

ARTICLE VI:    COST SHARING

A.
The terms of this Article VI apply to the cost sharing for the Base Period for non-clinical, non- clinical toxicology, clinical, CMC and regulatory activities for a Portfolio of Antibacterial Programs. This framework may be applied by mutual agreement to any of the Option periods or to any modifications to the effort required under the Base Period.

B.
Recipient has entered into a separate agreement with Monash University (Victoria, Australia) as a subcontractor under an NIH award to identify new lipopeptides of the polymyxin type that are as potent as polymyxin B but have significantly reduced nephrotoxicity in vivo. Activities completed by Monash University or funded by the NIH under grant 5R01AI098771 are not included in the scope of work or cost sharing to be completed under this Agreement. The NIH grant is not a subcontract under this Agreement.

C.
Based upon Recipient’s commercial estimating practices, the Recipient estimates that the cost of completing the Base Period is $[**]. This amount reflects Recipient’s estimate and may overstate or understate the actual cost of performing this Agreement. The Recipient estimates that it will fund approximately $[**], in the aggregate, of the activities proposed under the Base Period. Estimated cost sharing amounts for any Option periods will be subject to mutual agreement.

The total estimated project cost of completing the Base Period for a Portfolio of Antibacterials under this agreement is set forth below and includes all costs incurred by the Recipient in connection with the work performed during the Base Period of Performance (POP). However, the Recipient’s Earned Value Management (EVM)/Agreement Performance Report (APR) (Article VII) will only report on BARDA funded project costs. The Government’s maximum obligation for the Base Period for a Portfolio of Antibacterials is thirty-two million dollars ($32,000,000) as identified below.

TOTAL ESTIMATED PROJECT COST SUMMARY

DIRECT LABOR	[**]
SUBCONTRACTS	[**]
CONSULTANTS	[**]
MATERIALS & SUPPLIES	[**]
DIRECT TRAVEL	[**]
Total Estimated Costs	[**]

ESTIMATED COST SHARE

The Medicines Company	[**]
DIRECT LABOR	[**]
SUBCONTRACTS	[**]
CONSULTANTS	[**]
MATERIALS & SUPPLIES	[**]
DIRECT TRAVEL	[**]

US GOVERNMENT	$32,000,000
DIRECT LABOR	[**]
SUBCONTRACTS	[**]

PROJECTED FUNDING PROFILE

Government Fiscal Year	Estimated Total Program	Government Share
FY16	$[**]	$32,000,000
FY17	TBD	Up to $25,000,000
FY18	TBD	Up to $25,000,000
FY19	TBD	Up to $25,000,000
FY20	TBD	Up to $25,000,000

D.
The Government will reimburse Recipient for Recipient’s actual direct costs paid to approved Sub-recipients under this Agreement and materials during the Base Period up to the amounts obligated to this Agreement in paragraph C of this Article. The Government also will reimburse Recipient for Recipient’s direct labor costs (per Article XVII.N Salary Limitation) under this Agreement during the Base Period up to the amounts obligated to this Agreement in paragraph C of this Article.

E.
Recipient will be entitled to reimbursement for its program management costs. The costs that are not subject to reimbursement under this Agreement constitute Recipient’s contribution or cost share for activities occurring in the Base Period.

F.	Recipient’s accounting for government-reimbursed and Recipient costs shall be in accordance with Recipient’s accounting practices but must comply with Generally Accepted Accounting Principles

(GAAP) or other international standards. Recipient’s accounting in order to determine total actual costs is not required to comply with the Cost Accounting Standards or the cost principles at Federal Acquisition Regulation Subpart 31.2; however, Recipient must comply with the cost principles in accordance with Article VII for Government reimbursed costs.

G.
Recipient’s entitlement to reimbursement for its actual direct costs paid to approved Sub- recipients under this Agreement is not contingent upon Recipient’s cost share equaling any specific ratio or percentage of total costs. The Parties’ sole remedy to address the total BARDA cost exceeding or falling below the estimated total BARDA cost to perform the Statement of Work is to agree to a mutual modification of the Agreement or termination of the Agreement.

ARTICLE VII: EARNED VALUE MANAGEMENT (EVM)/AGREEMENT PERFORMANCE REPORT (APR)

A.	Recipient will provide a monthly EVM/APR at an agreed upon reporting level using WBS and Variance Analysis report formats agreed upon by the OTAO, OTAS and/or OTTR.

B.
The supplemental monthly Control Account Plan (CAP) report shall contain, at the work package level, time phased budget (budgeted cost of work scheduled), earned value (budgeted cost of work performed), and actual costs of work performed as captured in Recipient’s EVM systems. The Recipient shall provide a rationale in the package of its use of percent (%) complete as EVMS methodology, or identity if any other EVMS methodology is being used.

•	Recipient shall provide EVM/APR as part of the Monthly Progress Report

•	Recipient shall provide top level or key changes in baseline cost as a result of anticipated cost savings or risks

•	The OTAO, OTAS and/or OTTR may request, on a monthly or ad hoc basis that the Recipient provide raw data at a reporting level or lower level as the Government deems necessary.

•	Recipient must address, in writing, all concerns raised by the OTAO, OTAS and/or OTTR.

•	Reporting will commence after the EVM system has been implemented but no later than 90 days after start of Base Period and each exercised Option period.

ARTICLE VIII: OBLIGATION AND PAYMENT

A.	Obligation

The Government’s liability to make payments to the Recipient is limited to only those funds obligated under Article VI.C. of this Agreement or by modification to the Agreement. The Government’s obligated funds are for the Base Period only as identified on the cover page and in Article VI.C. The Optional periods are set forth in Article VI.B hereto and are subject to the availability of funds. The Parties agree that the Optional periods of performance do not represent an obligation by the Government until exercised, following a negotiation on scope and cost.

B.	Payments

The Recipient has an established, and agrees to maintain its established, accounting system which complies with GAAP and the requirements of this Agreement, and shall ensure that appropriate arrangements have been made for receiving, distributing and accounting for Federal funds. An acceptable accounting system is one in which all costs, cash receipts and disbursements for which Recipient is entitled to reimbursement under Article VI are controlled and documented properly. The Recipient will invoice the Government on a monthly basis in accordance with Article VIII. The Recipient’s shared costs incurred during the reporting period shall be reported on the monthly invoice. The Recipient’s properly prepared invoice(s) will be submitted for payment not more than once per month in Adobe Acrobat (.pdf) format. The invoice shall be uploaded to a shared electronic file server, with an email copy to the OTAO, OTAS, OTTR, and Program Support Center (PSC) cited below. As directed by the OTAO, the invoice shall be accompanied by adequate documentation to support the payment. After verification of the accomplishment of the work for which reimbursement is sought by the OTAO, the OTAS and OTTR will forward the invoice(s) and the receiving report to the PSC. Each invoice must contain the following information in order to be deemed properly prepared:

1.	Name and address of Recipient

2.	Invoice Date and Invoice Number

3.	Agreement Number

4.	Description, quantity, unit of measure, unit price, and extended price

5.	Recipient Cost Share

6.	Name and address of OTAR official to whom voucher is to be sent

7.	Name, title, phone number, and mailing address of person to notify in the event of a defective invoice.

8.	Taxpayer Identification Number (TIN)

9.	Electronic funds transfer (EFT) banking information.

Documents should be delivered electronically to the OTAO, OTAS, OTTR, PSC, and e-Room electronically. Unless otherwise specified by the OTAO all deliverables and reports furnished to the Government under the resultant Agreement (including invoices) shall be addressed as follows:

NAME	E-mail invoices to:	Address
[**]	[**]	DHHS/ASPR/AMCG 330 Independence Avenue, S.W., Room G640 Washington, DC 20201
[**]	[**]	DHHS/ASPR/AMCG 330 Independence Avenue, S.W., Room G640 Washington, DC 20201

[**]	[**]	DHHS/ASPR/BARDA 330 Independence Avenue, S.W., Room G640 Washington, DC 20201
[**]	[**]
[**]	[**]

Monthly invoices must include the cumulative total costs submitted for reimbursement to date, adjusted (as applicable) to show any amounts suspended by the Government.

The Recipient will convert foreign currency costs to US dollars each month using the closing spot exchange rate published by Reuters on the last working day of each month at:

http://www.reuters.com/finance/currencies/quote?srcAmt=1.00&srcCurr=GBP&destAmt=&destCurr=USD

The Recipient agrees to promptly notify the OTAO in writing if there is an anticipated overrun (any amount) or unexpended balance (greater than 10 percent) of the estimated costs for the base segment or any Option segment(s) and the reasons for the variance.

The Government will pay in US dollars all proper invoices within 30 days of receipt or pay interest on any amounts due in accordance with the Prompt Payment Act.

C.	Limitation of Payments

It is herein understood and agreed that Government funds are to be used solely for this Agreement and must be reasonable in nature and amount. The following cost principles are effective under this agreement for determining the allowability of costs for which reimbursement is sought under this Agreement. The cost principles are not applicable to Recipient’s contribution.

1.	Allocability shall be determined in accordance with the standards set forth in FAR
§ 31.201-4. The Cost Accounting Standards do not apply to the Recipient or any Sub- recipient. Costs shall be accounted for in accordance with the Recipient’s or Sub- recipient’s commercial accounting practices.

2.
To be reasonable, a cost must: be generally recognized as an ordinary or necessary part of the business; follow sound business practices; follow what a prudent business person would accept; comply with federal, state, and local laws; and be consistent with the Recipient’s or Sub-recipient’s established practices.

3.	In addition, Recipient’s costs that are passed onto the Government for reimbursement shall comply with the procedures and cost principles set forth in this paragraph:

(a)	Reimbursement is subject to restrictions on allowable costs described in FAR 31.2.

(b)
The cost principles set forth in subparagraphs (a) shall only apply to the reimbursement of direct costs under cost-type Sub-recipient Agreements. These cost principles will be applicable to the pricing of fixed priced Sub-recipient Agreements only to the extent required by FAR 31.102.

(c)
A cost-type Sub-recipient will propose indirect rates as a component of its proposal to Recipient. The Government will review these indirect rates as part of the Sub-recipient approval process set forth in Article XIV. The Government’s approval to issue the Sub-recipient Agreement constitutes the Government’s agreement that the proposed indirect rate(s) may be used during the performance of the Sub-recipient Agreement to determine the Sub-recipient’s reimbursable indirect costs.

D.	Financial Records and Reports

As directed by the OTAO, the Recipient shall maintain adequate records to account for all funding under this Agreement and shall maintain adequate records to account for Recipient funding provided under this Agreement in support of the EVM/APR required under Article VII. Upon completion or termination of this Agreement, whichever occurs earlier, the Recipient Administrator shall furnish to the OTAO a copy of the EVM/APR required by Attachment 2, Section D: Deliverables. The Recipient’s relevant financial records are subject to examination or audit on behalf of DHHS by the Government for a period not to exceed three (3) years after expiration of the term of this Agreement and not to exceed three (3) years after termination of the Agreement pursuant to Article II B. The OTAO or designee shall have direct access to complete records and information of the Recipient, to the extent necessary to ensure full accountability for all amounts reimbursed by DHHS under this Agreement. Such audit, examination, or access shall be performed during business hours on business days upon at least two weeks prior written notice and shall be subject to the security requirements of the audited party.

E.	Comptroller General Access to Records

To the extent that the total Government payment under this Agreement exceeds $5,000,000, the Comptroller General, at its discretion, shall have access to and the right to examine records relating to performance under this Agreement of any entity that participates in the performance of this Agreement for a period of three (3) years after final payment is made. This requirement shall not apply with respect to any entity that participates in the performance of the Agreement that has not entered into any other Agreement (contract, grant, cooperative agreement, or “other transaction”) that provides for audit access by a Government entity in the year prior to the date of this Agreement. This paragraph only applies to any record that is created or maintained in the ordinary course of business or pursuant to a provision of law. The terms of this paragraph shall be included in all sub-agreements to the Agreement.

ARTICLE IX: DISPUTES

A.	General

The Parties shall communicate with one another in good faith and in a timely and cooperative manner when raising issues under this Article.

B.	Dispute Resolution Procedures

1.    For any disagreement, claim or dispute between DHHS and the Recipient concerning questions of fact or law arising from or in connection with this Agreement, whether or not involving an alleged breach of this Agreement, the Parties agree to make a good faith effort to utilize the procedures described in paragraphs 2, 3 and 4 of this Article.

2.    Whenever disputes, disagreements, or misunderstandings arise, the Parties shall attempt to resolve the issue(s) involved by discussion and mutual agreement as soon as practicable. In no event shall a dispute, disagreement or misunderstanding which was known, or should have been known, more than six (6) months prior to the notification made under subparagraph B.3 of this Article constitute the basis for relief under subparagraph B.3 of this Article. Either party may waive this requirement. Any waiver on behalf of DHHS shall be made by the Head of Contracting Activity for AMCG.

3.    Failing resolution by mutual agreement, the aggrieved Party shall document the dispute, disagreement, or misunderstanding by notifying the other Party (through the OTAO or the Recipient’s Administrator, as the case may be) in writing of the relevant facts, identify unresolved issues, and specify the clarification or remedy sought. Within five (5) working days after providing notice to the other Party, the aggrieved Party may, in writing, request a joint decision by the DHHS Senior Procurement Executive, or the Senior Procurement Executive’s designee and a Recipient Senior Executive appointed by the Recipient. The other Party shall submit a written position on the matter(s) in dispute within thirty (30) calendar days after being notified that a decision has been requested. The DHHS Senior Procurement Executive and the Recipient Senior Executive shall conduct a review of the matter(s) in dispute and render a decision in writing within thirty (30) calendar days of receipt of such written position.

4.	In the absence of a joint decision, upon written request to the DHHS, made within thirty
(30) calendar days of the expiration of the time for a decision under subparagraph B.3 above, the dispute shall be further reviewed. The ASPR/DHHS may elect to conduct this review personally or through a designee or jointly with a Senior Executive appointed by the Recipient. Following the review, the Secretary of DHHS or designee will resolve the issue(s) and notify the Parties in writing. If a decision has not been made within 120 days the request may be deemed denied.

5.    The Parties stipulate that any decision reached under B.4 of this Article, including a deemed denial, may be submitted to the Court of Federal Claims to the extent permitted by law.

6.    The pendency of a dispute shall not interfere with each Party’s right to terminate the Agreement pursuant to Article II.B and recover any resulting terminations costs.

C.	Limitation of Damages

Except for claims of non-payment of amounts due under Article VI, any claims for damages of any nature whatsoever pursued under this Agreement shall be limited to direct damages only up to the aggregate amount of DHHS funding obligated as of the time the dispute arises. In no event shall Recipient or DHHS be liable for claims for consequential, punitive, special and incidental damages, claims for lost profits, re- procurement costs, or other indirect damages. Either party may recover interest on any amounts submitted for payment and denied during the disputes process but in no case shall the damages plus interest exceed the total amounts of HHS funding obligated as of the time the dispute arises. Interest on an amount found due on a disagreement, claim or dispute shall be paid for the period beginning with the date the DHHS Senior Procurement Executive receives a request for a joint decision made pursuant to subparagraph B.3 of this Article until the date of payment of the claim. Simple interest shall accrue and be paid at the same rate as that which the Secretary of the Treasury shall specify as applicable for each successive 6-month period under the Prompt Payment Act.

ARTICLE X: DATA RIGHTS

A.	Allocation of Principal Rights

1.    For Data delivered under this Agreement, other than computer software and Limited Rights Data, the Recipient grants to the Government, and others acting on its behalf, a paid-up, nonexclusive, nontransferable, nonsublicensable, irrevocable, worldwide license in such Data to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly by or on behalf of the Government, except as expressly provided elsewhere in this Agreement. For computer software, the Recipient grants to the Government, and others acting on its behalf, a paid- up, nonexclusive, irrevocable, worldwide license in such copyrighted computer software to reproduce, prepare derivative works, and perform publicly and display publicly (but not to distribute copies to the public) by or on behalf of the Government.

2.    Data in any document that would disclose a Subject Invention will be subject to Limited Rights until publication of patent application in accordance with Article X of this Agreement.

3.    Recipient agrees to retain and maintain in good condition all Data necessary to achieve Practical Application of any Subject Invention in accordance with the Recipient’s established record retention practices. In the event of exercise of the Government’s March-in Rights as set forth under Article XI.H, Recipient agrees, upon written request from the Government, to deliver at no additional cost to the Government, all existing Data owned by Recipient related to the relevant Subject Invention necessary to achieve Practical Application of the relevant Subject Invention within sixty (60) calendar days from the date of the written request.

4.    Recipient’s right to use Data is not restricted and includes the right under Recipient’s established business policies to make public research data (especially human research data) by publication in the scientific literature, by making trial protocols, trial results summaries, and clinical studies reports publicly available, and by making trial patient-level data available for third-party analysis.

B.	Marking of Data

Pursuant to Paragraphs A above and G below, the Recipient will mark any Data or Recipient Information delivered under this Agreement with Limited Rights with the following legend:

LIMITED RIGHTS NOTICE

(a)    These data are submitted with limited rights under Other Transaction Agreement No. HHSO100201600026C (and subcontract    , if appropriate). These data may be reproduced and used by the Government with the express limitation that they will not, without written permission of the Recipient, be used for purposes of manufacture nor disclosed outside the Government; except that the Government may disclose these data outside the Government for the following purposes, if any; provided that the Government makes such disclosure subject to prohibition against further use and disclosure: to use (except for manufacture) by support services contractors to support the Government’s work under the referenced Agreement.

(b)	This notice shall be marked on any reproduction of these data, in whole or in part.

C.	Lower Tier Agreements

The Recipient shall include this Article, suitably modified to identify the Parties, in all Sub-recipient Agreements or lower tier Sub-recipient Agreements, regardless of tier, for experimental, developmental, or research work.

D.	Identification and Disposition of Data

The Recipient shall keep copies of all Data required by the Food and Drug Administration (FDA) relevant to this Agreement for the time specified by the FDA. In addition, the Recipient shall provide regulatory data to the OTTR and OTAO in accordance with Attachment 2: Reporting Requirements. DHHS reserves the right to review any other data determined by DHHS to be relevant to this Agreement. DHHS further acknowledges that, MDCO holds the commercialization rights in the US for all products developed under this Agreement and will be responsible for their registration with the FDA.

E.	Publication and Publicity

No Data obtained under this Agreement shall be released or publicized without concurrence from the Recipient. For purposes of this Agreement, “publication” is defined as an issue of printed material offered for distribution or any communication or oral presentation of information, including any manuscript or scientific meeting abstract. Any publication containing Data generated under this Agreement must be submitted to the Recipient and the OTTR for review and comment no less than thirty (30) calendar days for manuscripts and fifteen (15) calendar days for abstracts before submission for public presentation or publication. The Government support shall be acknowledged in all such publications substantially as follows:

“This project has been funded in whole or in part with Federal funds from the Department of Health and Human Services; Office of the Assistant Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under OTA number HHSO100201600026C.

F.	Review of Press Releases

Recipient agrees to accurately and factually represent the work conducted under the Agreement in all press releases. Misrepresenting results or releasing information that is injurious to the integrity of the Government may be construed as improper conduct. Press releases shall be considered to include the public release of information to any medium, excluding peer-reviewed scientific publications. Each party agrees to provide the other with an advance copy of any press release related to the OTA not less than five (5) business days prior to issuance and final press releases no later than one (1) calendar day prior to issuance of the press release. The Government support shall be acknowledged in all such press releases substantially as follows:

“This project has been funded in whole or in part with Federal funds from the Department of Health and Human Services; Office of the Assistant

Secretary for Preparedness and Response; Biomedical Advanced Research and Development Authority, under OTA number HHSO100201600026C.

G.	Recipient Information

The Government shall have Limited Rights in any information created by Recipient completely at private expense (“Recipient Information”) and delivered under this Agreement.

ARTICLE XI: PATENT RIGHTS.

A.	Allocation of Principal Rights

Unless Recipient shall have notified DHHS (in accordance with subparagraph C.2 below) that Recipient does not intend to retain title, in which case title shall vest with the Government, Recipient shall retain the entire right, title, and interest throughout the world to each Subject Invention developed under this Agreement, consistent with the provisions of this Article and 35 U.S. § 202. With respect to any Subject Invention developed under this Agreement, in which Recipient retains title, the Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced on behalf of the United States the Subject Invention throughout the world. Recipient background inventions and inventions covered by continuation, divisional or continuation-in-part applications thereof shall not be considered Subject Inventions hereunder. Within a reasonable time (not to exceed 120 days) after the execution of this Agreement, the Parties will agree on a modification hereto that adds an attachment listing Recipient background inventions. In connection with JOC meetings, the Parties will periodically agree on updates to this list.

B.	Invention Disclosure, Election of Title, and Filing of Patent Application

1.    The Recipient shall disclose each Subject Invention to DHHS within four (4) months after the inventor discloses it in writing to his/her company personnel responsible for patent matters. The disclosure to DHHS shall be in the form of a written report and shall identify the Agreement under which the Subject Invention was made and the identity of the inventor(s). It shall be sufficiently complete in technical detail to convey a clear understanding to the extent known at the time of the disclosure, of the nature, purpose, operation, and the physical, chemical, biological, or electrical characteristics of the Subject Invention. The disclosure shall also identify any publication, sale, or public use of the Subject Invention and whether a manuscript describing the Subject Invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure. Recipient shall also submit to DHHS an annual listing of Subject Inventions.

2.    If the Recipient determines that it does not intend to retain title to any such Subject Invention, Recipient shall notify DHHS, in writing, within two (2) years of disclosure to DHHS. However, in any case where publication, sale, or public use has initiated the one (1)-year statutory period wherein valid patent protection can still be obtained in the United States, the period for such notice may be shortened by DHHS to a date that is no more than sixty (60) calendar days prior to the end of the statutory period.

3.    The Recipient shall file its initial patent application on a Subject Invention within one (1) year after the end of the period set forth in Article XI.B.2 above or, prior to the end of the statutory period wherein valid patent protection can be obtained in the United States after a publication, or sale, or public use (if earlier). Recipient may elect to file patent applications in additional countries (including the European Patent Office and the Patent Cooperation Treaty) within either ten (10) months of the corresponding initial patent application or six (6) months from the date permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications, where such filing has been prohibited by a Secrecy Order.

4.	Requests for extension of the time for disclosure, notice, and filing under this Article
XI.B may, at the discretion of DHHS, and after considering the position of Recipient, be granted.

C.	Conditions When the Government May Obtain Title

Upon DHHS’s written request, Recipient shall convey title to any Subject Invention to DHHS under any of the following conditions:

1.    If the Recipient fails to disclose the Subject Invention within the times specified in Article XI.B; provided, that DHHS may only request title within sixty (60) calendar days after learning of the failure of Recipient to disclose.

2.    In those countries in which Recipient fails to file patent applications within the times specified in paragraph B of this Article; provided, that if Recipient has filed a patent application in a country after the times specified in paragraph B of this Article, but prior to its receipt of the written request by DHHS, Recipient shall continue to retain title in that country; or

3.    In any country in which Recipient decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceedings on, a patent on a Subject Invention.

D.	Minimum Rights to Recipient and Protection of Recipient’s Right to File

1.    The Recipient shall retain a nonexclusive, royalty-free license throughout the world in each Subject Invention to which the Government obtains title, except if Recipient fails to disclose the invention within the times specified in Paragraph B of this Article. The Recipient license extends to the Recipient’s subsidiaries and affiliates, if any, within the corporate structure of which Recipient is a party and includes the right to grant licenses of the same scope to the extent that Recipient was legally obligated or permitted to do so at the time the Agreement was executed. The license is otherwise transferable only with the approval of DHHS, except when transferred to the successor of that part of Recipient’s business to which the Subject invention pertains. DHHS approval for license transfer shall not be unreasonably withheld.

2.    The Recipient license may be revoked or modified by DHHS to the extent necessary to achieve expeditious Practical Application of the Subject Invention pursuant to an application for an exclusive or nonexclusive license submitted consistent with appropriate provisions at 37 CFR Part 404. Recipient’s license shall not be revoked in that field of use or the geographical areas in which Recipient has achieved Practical Application of the Subject Invention and continues to make the benefits of the Subject Invention accessible to the public.

3.    Before revocation or modification of Recipient’s license, DHHS shall furnish Recipient a written notice of its intention to revoke or modify the license, and Recipient shall be allowed thirty (30) calendar days (or such other time as may be authorized for good cause shown) after the notice to show cause why the license should not be revoked or modified.

E.	Action to Protect the Government’s Interest

1.    The Recipient agrees to execute or to have executed and promptly deliver to DHHS all instruments necessary to (i) establish or confirm the rights the Government has throughout the world in those Subject Inventions to which Recipient retains title, and (ii) convey title to DHHS when requested under paragraph C of this Article and to enable the Government to obtain patent protection throughout the world in that Subject Invention.

2.    The Recipient agrees to require, by written agreement, its employees performing work relating to the Agreement, other than clerical and non-technical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by Recipient each Subject Invention made under this Agreement in order that Recipient can comply with the disclosure provisions of paragraph C of this Article. Recipient shall instruct employees performing work relating to the Agreement, through employee agreements or other suitable educational programs, on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

3.    The Recipient shall notify DHHS of any decisions not to continue the prosecution of a patent application for a Subject Invention, pay maintenance fees, or defend in a reexamination or opposition proceedings on a patent of a Subject Invention, in any country, not less than thirty (30) calendar days before the expiration of the response period required by the relevant patent office.

4.    The Recipient shall include, within the specification of any United States patent application and any patent issuing thereon covering a Subject Invention, the following statement: “This invention was made with Government support under Agreement HHSO100201600026C, awarded by DHHS. The Government has certain rights in the invention.”

F.	Lower Tier Agreements

The Recipient shall include this Article, suitably modified, to identify the Parties, in all Sub-recipient Agreements, regardless of tier, for experimental, developmental, or research work.

The Recipient shall execute modifications to the existing Sub-recipient Agreements to ensure compliance to terms and conditions outlined herein within 90 days of the execution of this agreement.

G.	Reporting on Utilization of Subject Inventions

1.    The Recipient agrees to submit, during the term of the Agreement, an annual report on the utilization of a Subject Invention or on efforts at obtaining such utilization that is being made by Recipient or its licensees or assignees. Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by Recipient, and such other data and information as the agency may reasonably specify. Recipient also agrees to provide additional reports as may be requested by DHHS in connection with any march-in proceedings undertaken by DHHS in accordance with paragraph H of this Article. Consistent with 35 U.S.C. § 202(c) (5), DHHS agrees it shall not disclose such information to persons outside the Government without permission of Recipient.

2.	All required reporting shall be submitted to the OTAS, OTAO, and OTTR.

H.	March-in Rights

The Recipient agrees that, with respect to any Subject Invention in which it has retained title, DHHS has the right to require Recipient, an assignee, or exclusive licensee of a Subject Invention to grant a non- exclusive license within the Field to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if Recipient, assignee, or exclusive licensee refuses such a request, DHHS has the right to grant such a license within the Field itself if DHHS determines that:

1.    Such action is necessary because Recipient or assignee has not taken effective steps, consistent with the intent of this Agreement, to achieve Practical Application of the Subject Invention; or

2.    Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by Recipient, assignee, or their licensees.

ARTICLE XII: FOREIGN ACCESS TO TECHNOLOGY

This Article shall remain in effect during the term of the Agreement and for five (5) years thereafter.

A.	General

The Parties agree that research findings and technology developments arising under this Agreement may constitute a significant enhancement to the national security, and to the economic vitality of the United States. Accordingly, access to important technology developments under this Agreement by Foreign Firms or Institutions must be carefully controlled. Recipient agrees to comply with all applicable laws regarding export controls and not to export any Technology to any US embargoed countries.

The Recipient shall provide timely notice to DHHS of any proposed transfers from the Recipient of Technology developed under this Agreement to Foreign Firms or Institutions; provided that, this Article shall not apply to transfers by Recipient of Technology to affiliates of Recipient or as part of the sale, merger, or acquisition of Recipient, or as part of the sale or transfer of that part of Recipient’s business to which the Technology developed under this Agreement pertains. Except for transfers described in the previous sentence, if DHHS determines that a transfer may have adverse consequences to the national security interests of the United States, the Recipient, its vendors, and DHHS shall jointly endeavor to find alternatives to the proposed transfer which obviate or mitigate potential adverse consequences of the transfer but which provide substantially equivalent benefits to the Recipient.

Except for transfers described in the preceding paragraph, the Recipient shall provide written notice to the OTTR and OTAO of any proposed transfer to a foreign firm or institution at least thirty (30) calendar days prior to the proposed date of transfer. Such notice shall cite this Article and shall state specifically what is to be transferred and the general terms of the transfer. Within fifteen (15) calendar days of receipt of the Recipient’s written notification, the OTAO shall advise the Recipient whether it consents to the proposed transfer. In cases where the OTAO does not concur or fifteen (15) calendar days after receipt and DHHS provides no decision, the Recipient may utilize the procedures under Article VI, Disputes. However, no transfer shall take place until a decision is rendered.

In the event of a transfer of Technology by the Recipient to a Foreign Firm or Institution which is identified as a Prohibited Source pursuant to Federal Acquisition Regulation Subpart 25.7: (a) the Government may terminate this Agreement for cause and (b) the Government shall have a non- exclusive, nontransferable, irrevocable, paid-up license to practice or have practiced on behalf of the United States the Technology throughout the world for Government and any and all other purposes, particularly to effectuate the intent of this Agreement. Upon request of the Government, the Recipient shall provide written confirmation of such licenses.

B.	Lower Tier Agreements

The Recipient shall include this Article, suitably modified, to identify the Parties, in all subcontracts or lower tier agreements, regardless of tier, for experimental, developmental, or research work.

ARTICLE XIII: TITLE TO AND DISPOSITION OF PROPERTY

The Government is solely reimbursing Sub-recipients and materials up to the limits set forth in Article VI and Government funding is not being used to acquire any property or equipment.

ARTICLE XIV: SUB-RECIPIENTS

For any firm-fixed price, time and materials, or labor hour Sub-recipient Agreement reimbursed under this Agreement with a value in excess of $150,000 or any cost-reimbursable contracts, the Recipient will provide the OTAO and OTTR the opportunity to review all subcontracting agreements and related justification for cost or price reasonableness ten (10) calendar days before execution, including any analysis supporting sole source subcontracting. This shall include the nature of the work that the Sub- recipient is going to perform, an estimated period of performance and the proposed costs for the work. The OTAO will submit a written response within ten (10) calendar days stating approval or disapproval of the Sub-recipient agreement. In the event that OTAO fails to issue its response in this period, the Sub- recipient agreement shall be deemed approved. In the event that the OTAO disapproves of the Sub- recipient agreement, the OTAO must provide written justification to support his/her decision. If a written response is not provided by the OTAO within ten (10) calendar days, the Recipient will elevate concerns to one level above the OTAO to immediately address the outstanding request. The Recipient will provide the OTAO with an electronic copy of the final Sub-recipient Agreement document.

ARTICLE XV: CIVIL RIGHTS ACT

Performance of this Agreement in the US is subject to the compliance requirements of Title VI of the Civil Rights Act of 1964 as amended (42 U.S.C. 2000-d) relating to nondiscrimination in Federally assisted programs. The Recipient has signed an Assurance of Compliance with the nondiscriminatory provisions of the Act.

ARTICLE XVI: EXECUTION

This Agreement constitutes the entire agreement of the Parties and supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions among the Parties, whether oral or written, with respect to the subject matter hereof. This Agreement may be revised only by written consent of the Recipient and the OTAO. This Agreement, or modifications thereto, may be executed in counterparts each of which shall be deemed as original, but all of which taken together shall constitute one and the same instrument.

ARTICLE XVII: SPECIAL CLAUSES

A.	Protection of Human Subjects

1.    The Recipient agrees that the rights and welfare of human subjects involved in research under this OTA shall be protected in accordance with 45 CFR Part 46 and with the Recipient‘s current Assurance of Compliance on file with the Office for Human Research Protections (OHRP), Office of Public Health and Science (OPHS). The Recipient further agrees to provide certification that the Institutional Review Board has reviewed and approved the procedures, which involve human subjects, in accordance with 45 CFR Part 46 and the Assurance of Compliance.

2.    The Recipient shall bear full responsibility for the performance of all work and services involving the use of human subjects under this Agreement and shall ensure that work is conducted in a proper manner and as safely as is feasible. The Parties hereto agree that Recipient retains the right to control and direct the performance of all work under this OTA. Nothing in this OTA shall be deemed to constitute Recipient or any sub-consortium, agent or employee of the Recipient, or any other person, organization, institution, or group of any kind whatsoever, as the agent or employee of the Government. Recipient agrees that it has entered into this Agreement and will discharge its obligations, duties, and undertakings and the work pursuant thereto, whether requiring professional judgment or otherwise, as an independent organization without imputing liability on the part of the Government for the acts of the Recipient or its employees.

3.    If at any time during the performance of this OTA, the OTAO determines, in consultation with the OHRP, OPHS, ASH, that the Recipient is not in compliance with any of the requirements and/or standards stated in paragraphs (1) and (2) above, OTAO may immediately suspend, in whole or in part, work and further payments under this OTA until the Recipient corrects the noncompliance. Notice of the suspension may be communicated by telephone and confirmed in writing. If the Recipient fails to complete corrective action within the period of time designated in the OTAO’s written notice of suspension, the OTAO may, in consultation with OHRP, OPHS, ASH, terminate this Agreement in a whole or in part, and the Recipient’s name may be removed from the list of those performers with approved Health and Human Services Human Subject Assurances.

B.	Human Materials (Assurance of OHRP Compliance)

1.    The acquisition and supply of all human specimen material (including fetal material) used under this OTA shall be obtained by the Recipient in full compliance with applicable Federal, State and Local laws and no undue inducements, monetary or otherwise, will be offered to any person to influence their donation of human material.

2.    The Recipient shall provide written documentation that all human materials obtained as a result of research involving human subjects conducted under this OTA, by collaborating sites, or by Sub-recipients identified under this OTA, were obtained with prior approval by OHRP of an Assurance to comply with the requirements of 45 CFR 46 to protect human research subjects. This restriction applies to all collaborating sites without OHRP-approved Assurances, whether domestic or foreign, and compliance must be ensured by the Recipient.

3.    Provision by the Recipient to the OTAO’s of a properly completed “Protection of Human Subjects Assurance Identification/IRB Certification/Declaration of Exemption”, Form OMB No. 0990- 0263 (formerly Optional Form 310), certifying IRB review and approval of the protocol from which the human materials were obtained constitutes the written documentation required. The human subject certification can be met by submission of a self-designated form provided that it contains the information required by the “Protection of Human Subjects Assurance Identification/IRB Certification/ Declaration of Exemption”, Form OMB No. 0990-0263 (formerly Optional Form 310).

C.	Research Involving Human Fetal Tissue

All research involving human fetal tissue shall be conducted in accordance with the Public Health Service Act, 42 U.S.C. 289g-1 and 289g-2. Implementing regulations and guidance for conducting research on human fetal tissue may be found at 45 CFR 46, Subpart B. The Recipient shall make available, for audit by the Secretary, DHHS, the physician statements and informed consents required by 42 USC 289g-1(b) and (c), or ensure DHHS access to those records, if maintained by an entity other than the Recipient.

D.	Needle Exchange

The Recipient shall not use Agreement funds to carry out any program of distributing sterile needles or syringes for the hypodermic injection of any illegal drug.

E.	Care of Live Vertebrate Animals

1.    Before undertaking performance of any OTA involving animal-related activities where the species is regulated by the United States Department of Agriculture (USDA), the Recipient shall register with the Secretary of Agriculture of the United States in accordance with 7 U.S.C. 2136 and 9 CFR sections 2.25 through 2.28. The Recipient shall furnish evidence of the registration to the Contracting Officer.

2.    The Recipient shall acquire vertebrate animals used in research from a dealer licensed by the Secretary of Agriculture under 7 U.S.C. 2133 and 9 CFR sections 2.1-2.11, or from a source that is exempt from licensing under those sections.

3.    The Recipient agrees that the care, use, and intended use of any live vertebrate animals in the performance of this OTA shall conform with the Public Health Service (PHS) Policy on Humane Care of Use of Laboratory Animals (PHS Policy), the current Animal Welfare Assurance (Assurance), the Guide for the Care and Use of Laboratory Animals (National Academy Press, Washington, DC) and the pertinent laws and regulations of the United States Department of Agriculture (see 7 U.S.C. 2131 et seq. and 9 CFR subchapter A, Parts 1-4). In case of conflict between standards, the more stringent standard shall govern.

4.    If at any time during performance of this Agreement, the OTAO determines, in consultation with the Office of Laboratory Animal Welfare (OLAW), National Institutes of Health (NIH), that the Recipient or their Sub-recipients are not in compliance with any of the requirements and standards stated in paragraphs

(1) through (3) above, the OTAO may immediately suspend, in whole or in part, work and further payments under this contract until the Recipient or Sub-recipient corrects the noncompliance. Notice of the suspension may be communicated by telephone and confirmed in writing. If the Recipient or Sub-recipient fails to complete corrective action within the period of time designated in the OTAO’s written notice of suspension, the OTAO may, in consultation with OLAW, NIH, terminate this contract in whole or in part, and the Recipient’s or Sub-recipient’s name may be removed from the list of those contractors with Animal Welfare Assurances.

Note: The Recipient may request registration of its facility and a current listing of licensed dealers from the Regional Office of the Animal and Plant Health Inspection Service (APHIS), USDA, for the region in which its research facility is located. Information concerning this program may be obtained by contacting your regional office below or the Animal Care Staff, USDA/APHIS, 4700 River Road, Riverdale, Maryland 20737.

F.	Animal Welfare

All research involving live, vertebrate animals shall be conducted in accordance with the PHS Policy on Humane Care and Use of Laboratory Animals. This policy may be accessed at: http://grants1.nih.gov/grants/olaw/references/phspol.htm. Primate studies will not begin until the CRO’s IACUC and the Recipient’s Animal Welfare Department provide final approval of the study protocol.

G.	Protection of Personnel Who Work with Nonhuman Primates

All Recipient personnel who work with nonhuman primates or enter rooms or areas containing nonhuman primates shall comply with the procedures set forth in NIH Policy Manual 3044-2, entitled, “Protection of NIH Personnel Who Work with Nonhuman Primates,” located at the following URL: http://www1.od.nih.gov/oma/manualchapters/intramural/3044-2/.

H.	Information on Compliance with Animal Care Requirements

Registration with the USDA is required to use regulated species of animals for biomedical purposes. USDA is responsible for the enforcement of the Animal Welfare Act (7 U.S.C. 2131 et. seq.), https://awic.nal.usda.gov/

The PHS Policy is administered by OLAW http://grants2.nih.gov/grants/olaw/olaw.htm. An essential requirement of the PHS Policy http://grants2.nih.gov/grants/olaw/references/phspol.htm is that every institution using live vertebrate animals must obtain an approved assurance from OLAW before they can receive funding from any component of the U.S. Public Health Service. If the Recipient does not have an assurance and will be utilizing a Sub-recipient to perform the animal work then the Recipient and Sub- recipient must have an Inter-Institutional Assurance in place to allow the Recipient to utilize the assurance of the Sub-recipient to meet the DHHS requirements for assurance. The request for this negotiation of this assurance must be submitted to OLAW by BARDA on behalf of the Recipient.

The PHS Policy requires that Assured institutions base their programs of animal care and use on the Guide for the Care and Use of Laboratory Animals http://www.nap.edu/readingroom/books/labrats/ and that they comply with the regulations (9 CFR, Subchapter A) http://awic.nal.usda.gov/final-rules-animal-welfare-9-cfr-parts-1-2-and-3 issued by the USDA under the Animal Welfare Act. The Guide may differ from USDA regulations in some respects. Compliance with the USDA regulations is an absolute requirement of this Policy.

The Association for Assessment and Accreditation of Laboratory Animal Care International (AAALAC) http://www.aaalac.org is a professional organization that inspects and evaluates programs of animal care for institutions at their request. Those that meet the high standards are given the accredited status. As of the 2002 revision of the PHS Policy, the only accrediting body recognized by PHS is the AAALAC. While AAALAC accreditation is not required to conduct biomedical research, it is highly desirable. AAALAC uses the Guide as their primary evaluation tool. They also use the Guide for the Care and Use of Agricultural Animals in Agricultural Research and Teaching. It is published by the Federated of Animal Science Societies http://www.fass.org.

I.	Approval of Required Assurance by Law

Under governing regulations, federal funds which are administered by DHHS, BARDA shall not be expended by the Recipient for research involving live vertebrate animals, nor shall live vertebrate animals be involved in research activities by the Recipient under this award unless a satisfactory assurance of compliance with 7 U.S.C. 2136 and 9 CFR Sections 2.25-2.28 is submitted by Recipient 30 days prior to commencing research involving live vertebrate animals and approved by OLAW. Each performance site (if any) must also assure compliance with 7 U.S.C. 2136 and 9 CFR Sections 2.25-2.28 with the following restriction: Only activities which do not directly involve live vertebrate animals (i.e. are clearly severable and independent from those activities that do involve live vertebrate animals) may be conducted by individual performance sites pending OLAW approval of their respective assurance of compliance with 7 U.S.C. 2136 and 9 CFR Sections 2.25-2.28. Additional information regarding OLAW may be obtained via the Internet at http://grants.nih.gov/grants/olaw/olaw.htm.

J.	Registration with the Select Agent Program for Work Involving the Possession, Use, and/or Transfer of Select Biological Agents or Toxins

Work involving select biological agents or toxins shall not be conducted under this Agreement until the Recipient and any affected Sub-recipients are granted a certificate of registration or are authorized to work with the applicable select agents.

For the Recipient or Sub-recipient awards to domestic institutions who possess, use, and/or transfer Select Agents under this OTA, the institution must complete registration with the Centers for Disease Control and Prevention (CDC), APHIS, and/or USDA, as applicable, before performing work involving Select Agents, in accordance with 42 CFR 73. No Government funds can be used for work involving Select Agents, as defined in 42 CFR 73, if the final registration certificate is denied.

For the Recipient or Sub-recipient awards to foreign institutions who possess, use, and/or transfer Select Agents under this OTA, the institution must provide information satisfactory to the Government that a process equivalent to that described in 42 CFR 73 (http://www.cdc.gov/od/sap/docs/42cfr73.pdf) for U.S. institutions is in place and will be administered on behalf of all Select Agent work sponsored by these funds before using these funds for any work directly involving the Select Agents. The Recipient must provide information addressing the following key elements appropriate for the foreign institution: safety, security, training, procedures for ensuring that only approved/appropriate individuals have access to the Select Agents, and any applicable laws, regulations and policies equivalent to 42 CFR 73. The Government will assess the policies and procedures for comparability to the U.S. requirements described in 42 CFR Part 73. When requested by the OTAO, the Recipient shall provide key information delineating any laws, regulations, policies, and procedures applicable to the foreign institution for the safe and secure possession, use, and transfer of Select Agents. This includes summaries of safety, security, and training plans, and applicable laws, regulations, and policies. For the purpose of security risk assessments, the Recipient must provide the names of all individuals at the foreign institution who will have access to the Select Agents and procedures for ensuring that only approved and appropriate individuals have access to Select Agents under the OTA.

Listings of DHHS select agents and toxins, biologic agents and toxins, and overlap agents or toxins as well as information about the registration process, can be obtained on the Select Agent Program Web site at http://www.cdc.gov/od/sap/.

K.	Product Approval

The Recipient agrees to comply with cGMP guidelines (21 CFR Parts 210-211, 600) for manufacturing, processing and packing of drugs, chemicals, biological, and reagents.

The Recipient agrees to advise the OTAO and OTTR promptly of any relocation of their prime manufacturing facility or the relocation of any Sub-recipient’s facility during the term of this Agreement. The Recipient also agrees to advise the OTAO and OTTR immediately if at any time during the term of this Agreement, the items under this OTA fail to comply with cGMP guidelines and/or the facility receives a negative FDA Quality Assurance Evaluation (Form 483).

L.	Manufacturing Standards

The Current Good Manufacturing Practice Regulations (cGMP) (21 CFR 210-211) will be the standard applied for manufacturing, processing and packing of this therapeutic product unless otherwise agreed upon or as required by the development process (e.g., lab scale experimental manufacturing and pilot scale manufacturing).

If at any time during the life of this OTA, the Recipient fails to comply with cGMP in the manufacturing, processing and packaging of this therapeutic product and such failure results in a material adverse effect on the safety, purity or potency of this therapeutic product (a material failure) as identified by CDER, the Recipient shall have sixty (60) calendar days from the time such material failure is identified to initiate corrective action designed to cure such material failure within three (3) months. If the Recipient fails to initiate such an action within the sixty (60) calendars day period, then the Agreement may be terminated.

M.	Anti-Bribery and Anti-Corruption

DHHS acknowledges that it has been made aware of the Recipient’s corruption prevention guidelines. Each Party agrees to perform its obligations under this Agreement in accordance with the applicable anti-bribery and anti-corruption laws of the territory in which such Party conducts business with the other Party as set forth herein. Each Party shall be entitled to exercise its termination right, under and in accordance with the terms of this Agreement, to terminate this Agreement immediately on written notice to the other Party, if the other Party fails to perform its material obligations.

N.	Salary Rate Limitation

1.    Pursuant to the current and applicable prior DHHS appropriations acts, payment of the direct salary of an individual at a rate in excess of the Federal Executive Schedule Level II in effect on the date an expense is incurred is an unallowable cost under this Agreement.

2.    For purposes of the salary rate limitation, the terms “direct salary,” “salary”, and “institutional base salary”, have the same meaning and are collectively referred to as “direct salary”, in this clause. An individual’s direct salary is the annual compensation that the Recipient pays for an individual’s direct effort (costs) under the OTAR. Direct salary excludes any income that an individual may be permitted to earn outside of duties to the Recipient. Direct salary also excludes fringe benefits, overhead, and general and administrative expenses (also referred to as indirect costs or facilities and administrative [F&A] costs).

Note: The salary rate limitation does not restrict the salary that an organization may pay an individual working under a DHHS contract, order, or OTAR; it merely limits the portion of that salary that may be paid with Federal funds.

3.    The salary rate limitation also applies to individuals under subcontracts. If this is a multiple-year OTAR, it may be subject to unilateral modification by the OTAO to ensure that an individual is not paid at a rate that exceeds the salary rate limitation provision established in the DHHS appropriations act in effect when the expense is incurred regardless of the rate initially used to establish Agreement funding.

4.    See the salaries and wages pay tables on the U.S. Office of Personnel Management Web site for Federal Executive Schedule salary levels that apply to the current and prior periods.

O.	Person-In-Plant

With seven (7) days advance notice to the Recipient in writing from the OTAO/OTAS, the Government may place a person-in-plant in the Recipient’s facility, who shall be subject to the Recipient’s policies and procedures regarding security and facility access at all times while in the Recipient’s facility. As determined by federal law, no Government representative shall publish, divulge, disclose, or make known in any manner, or to any extent not authorized by law, any information coming to him in the course of employment or official duties, while stationed in a Recipient plant.

P.	Reporting Matters Involving Fraud, Waste and Abuse

Anyone who becomes aware of the existence or apparent existence of fraud, waste and abuse in ASPR funded programs is encouraged to report such matters to the DHHS Inspector General’s Office in writing or on the Inspector General’s Hotline. The toll free number is 1-800-HHS-TIPS (1-800-447-8477). All telephone calls will be handled confidentially. The e-mail address is Htips@os.dhhs.gov and the mailing address is:

Office of Inspector General
Department of Health and Human Services TIPS HOTLINE
P.O. Box 23489 Washington, D.C. 20026

Q.	Prohibition on Recipient Involvement with Terrorist Activities

The Recipient acknowledges that U.S. Executive Orders and Laws, including but not limited to E.O. 13224 and P.L. 107-56, prohibit transactions with, and the provision of resources and support to, individuals and organizations associated with terrorism. It is the legal responsibility of the Recipient to ensure compliance with these Executive Orders and Laws. This clause must be included in all subcontracts issued under this Agreement.

R.	Materials Transfer Agreement

For distribution to third-party parties of any material developed under this Agreement, the Recipient must provide OTAO and OTTR a Materials Transfer Agreement (MTA). Following finalization of the MTA, the Recipient must provide notice of the requests/transfers in the monthly technical report along with copies of the final MTA.

S.	Inspection and Acceptance

1.    The OTAO or the duly authorized representative will perform inspection and acceptance of deliverables to be provided under this Agreement in accordance with Section D of Attachment 2 hereto.

2.    For the purpose of this Section, the designated OTTR is the authorized representative of OTAO. The OTTR will assist in resolving technical issues that arise during performance. The OTTR; however, is not authorized to change any OTA terms or authorize any changes in the Statement of Work or modify or extend the period of performance, or authorize reimbursement of any costs incurred during performance.

3.	Inspection and acceptance will be performed at MDCO’s facilities or at:
Biomedical Advanced Research and Development Authority/Office of Acquisition Management, Contracts, and Grants (AMCG)

Office of the Assistant Secretary for Preparedness and Response
U.S. Department of Health and Human Services 330 Independence Ave, SW Room G644 Washington, D.C. 20024

ARTICLE XVIII: TRANSFERS & ASSIGNMENTS

All transfers and/or assignment will be conducted in a manner that is consistent with the Assignment of Claims Act (31 U.S. Code § 3727) and the Prohibition on transfer of contract and certain allowable assignments (41 U.S.C.A. § 6305) provided that this Article shall not apply to transfers by Recipient of the Agreement to affiliates of Recipient or as part of the sale, merger, or acquisition of Recipient, or as part of the sale or transfer of that part of Recipient’s business to which the Technology developed under this Agreement pertains.

ATTACHMENT 1: STATEMENT OF WORK

As of 08/01/2016

Proposed Duration of Effort: 60 Months Recipient: The Medicines Company

ATTACHMENT NO. 1: STATEMENT OF WORK

Contractual Statement of Work

PREAMBLE
Independently and not as an agency of the Government, The Medicines Company shall be required to furnish all the necessary services, qualified personnel, material, equipment, and facilities, not otherwise provided by the Government, as needed to perform this Statement of Work.

The Government reserves the right to propose to modify the targeted outcomes, progress, schedule, budget or deliverables to add or delete deliverables, process or schedules if the need arises. Because of the nature of this research and development (R&D) agreement and the complexities inherent in this and prior programs, at designated time points the Government will evaluate whether work should be redirected, removed, or whether schedule or budget adjustments should be made. The Government reserves the right to propose to change the product, process, schedule or events to add or delete part or all of these elements as the need arise. Any modification to the Agreement shall be made in accordance with the procedures of Article III.A, excluding minor modifications as defined in Article III.B.

Overall Objectives and Scope
The overall objective of this Agreement is to advance the development of a portfolio of antibacterial programs. The scope of work for this Agreement includes [**].

CLIN0001 / BASE PERIOD

The Recipient shall carry out the following tasks in accordance with the agreed upon integrated master schedule. This performance segment includes [**].

Confidential Materials omitted and filed separately with the Securities and Exchange Commission. A total of four pages were omitted. [**]

CLIN0002 / OPTION 1
The Recipient shall carry out tasks in accordance with the agreed upon integrated master schedule. Activities include, but are not limited to, [**].

CLIN0003 / OPTION 2
The Recipient shall carry out tasks in accordance with the agreed upon integrated master schedule. Activities include, but are not limited to, [**].

CLIN0004 / OPTION 3
The Recipient shall carry tasks in accordance with the agreed upon integrated master schedule. Activities include, but are not limited to, [**].

CLIN0005 / OPTION 4
The Recipient shall carry out tasks in accordance with the agreed upon integrated master schedule. Activities include, but are not limited to, [**].

------End of Statement of Work------

ATTACHMENT 2: REPORTING REQUIREMENTS

A.	TECHNICAL REPORTS

A conference call between the Agreements Officer’s Technical Representative and the principal investigator shall occur once every two weeks or as directed by the OTTR. During this call, the principal investigator will discuss the activities during the reporting period, any problems that have arisen and the activities planned for the ensuing reporting period. The first reporting period consists of the first full month of performance plus any fractional part of the initial month. Thereafter, the reporting period shall consist of each calendar month. The principal investigator may choose to include other key personnel on the conference call to give detailed updates on specific projects or this may be requested by the OTTR. On an as needed basis, the OTTR or principal investigator may assign this responsibility to a delegate.

B.	PROJECT MEETINGS

The Recipient shall participate in Project Meetings to coordinate the performance of the Agreement as requested by the OTTR. These meetings may include face-to-face meetings with BARDA/AMCG in Washington, D.C. and at work sites of the Recipient and its Sub-recipients. Such meetings may include, but are not limited to, meetings of the Recipient (and Sub-recipients invited by the Recipient) to discuss study designs, site visits to the Recipients and Sub-recipient’s facilities, and meetings with the Recipient and DHHS officials to discuss the technical, regulatory, and ethical aspects of the program. The Recipient must provide data, reports, and presentations to groups of outside experts (subject to appropriate agreements to protect confidential or proprietary data) and Government personnel as required by the OTTR in order to facilitate review of Agreement activities.

C.	REPORT DELIVERABLES

Unless otherwise specified by the OTAO, delivery of reports to be furnished to the Government under this Agreement (including invoices), shall be accomplished electronically along with a concurrent email notification to the OTAO, OTAS, and OTTR summarizing the electronic delivery.

For electronic delivery of final versions of the deliverables listed below, the Recipient shall upload documents into the appropriate folder on https://eroom.bardatools.hhs.gov/eRoom (“eRoom”) which is the designated USG file sharing system. The USG shall provide two Recipient representatives authorized log in access to the file share program. Each representative must complete a mandatory training provided by the USG prior to gaining user access. A notification email should be sent to the OTAO, OTAS, and OTTR upon electronic delivery of any documents.

D.	DELIVERABLES

Successful performance of the final agreement shall be deemed to occur upon performance of the work set forth in the Statement of Work dated August 1, 2016 set forth in Attachment #1 of this agreement and upon delivery and acceptance, as required by the Statement of Work or elsewhere in this Agreement, by the OTAO, or the duly authorized representative, of the following items in accordance with the stated delivery schedule below:

#	Type of Deliverable	Frequency/Time Periods	Description of Deliverable	Reporting Procedures	Quantity/Form
1.	Project Meeting	Every two weeks or as amended by OTAO and OTTR
The Recipient and the Government will participate in teleconferences every other week to discuss the performance of the Agreement. The Recipient will prepare a proposed agenda and will record, maintain and provide draft-meeting minutes to the OTTR for review and concurrence. The Recipient will send a final version of the meeting minutes to the OTTR. The OTTR will distribute the draft and final version to the OTAS and other the Government staff. (For avoidance of doubt, financial information is not expected at these updates, which will be technically focused. The Government reserves the right to include financial personnel in these project meetings, if needed.)

• The Recipient provides final agenda to the OTTR, OTAO, and the OTAS within 24 hours of meeting.
• OTTR (with OTAS concurrence) distributes agenda to the Government participants prior to meeting.
• The Recipient provides meeting minutes within 3 business days of the meeting.
• OTTR reviews and comments on minutes within 10 business days.
1 Electronic Copy emailed to the OTTR and OTAS; Final will be uploaded into eRoom
Every third month (Quarterly)
The Recipient and the Government will participate in quarterly face-to-face site visits or teleconferences in Washington,
D.C. and/or at work sites of the Recipient and its Sub-recipients to discuss the performance of the Agreement. The meetings will be used to discuss Agreement progress in relation to the Work Breakdown Structure (WBS), Integrated Master Schedule (IMS), and Agreement Performance Reports (APR) as well as study designs, technical, financial, regulatory, and ethical aspects of the program. These meetings may also include site visits to the Recipient and Sub-recipient’s facilities. The Recipient will provide data, reports, and presentations to groups of outside experts and USG personnel (subject to appropriate agreements to protect confidential or proprietary data).
• The Recipient shall provide itinerary and agenda at least 5 business days in advance of site visit. • OTTR review and distributes itinerary and agenda within 3 business days of meeting.

#	Type of Deliverable	Frequency/Time Periods	Description of Deliverable	Reporting Procedures	Quantity/Form
		MDCO/the Government Joint OTAR Oversight Committee meeting (every 6 months or on an ad hoc basis as needed)	Members of the JOC will meet approximately every six months as detailed in Article IV.
• Meeting minutes will be taken by the Recipient and provided to the OTTR, OTAO, and OTAS within 5 business days of the meeting.
• OTTR will distribute the minutes to the JOC members and return any Government edits or comments to the Recipient within 3 business days of original receipt of the draft minutes.

2.	Monthly Status Report
The 30th calendar day of each month following the fractional portion of the initial month and first full month of the OTA award. Monthly reports are due each month within 30 days after the last day of that month, except on the month when the Annual Technical Progress Reports are due. The reporting period will reflect the prior month’s activities.

The Monthly Status Report will address the items listed below and cross-referenced to the Work Breakdown Structure (WBS), Scope of Work (SOW), Integrated Master Schedule (IMS), Performance Measurement Baseline Review (PMBR) report, and Agreement Performance Reports (APR).
1. An Executive Summary highlighting the progress, issues and relevant manufacturing, non-clinical toxicology, non-clinical, clinical and regulatory activities. The Executive Summary should highlight only critical issues for that reporting period and resolution approach; limited to 2-3 pages.
2. Progress in meeting contract milestones and targeted outcomes – broken out by subtasks within each milestone, overall project assessment, problems encountered and recommended solutions. The reports shall detail the planned and actual progress during the period covered, explaining occurrences of any differences between the two and the corrective steps.
3. The reports shall also include a three-month rolling forecast

Monthly Reports:
• The Recipient provides Monthly Status Report deliverables within 30 days after the last day of that month reflecting the prior month’s activities.
• OTTR and OTAS will review Monthly Reports with Recipient and provide feedback.
1 Electronic Copy emailed to the OTTR and OTAS; uploaded into eRoom. Final will be uploaded into eRoom

#	Type of Deliverable	Frequency/Time Periods	Description of Deliverable	Reporting Procedures	Quantity/Form

of the key planned activities, referencing the WBS/IMS.
4. A tracking log of progress on regulatory submissions with the FDA number, description of submission, date of submission, status of submission and next steps.
5. Provide updated EVM/APR.
6. Estimated and Actual Expenses.

This report shall contain a narrative or table detailing whether there is a significant discrepancy (>[**]%) at this time between the % of work completed and the cumulative costs incurred to date. Monthly and actual expenses should be broken down to the appropriate WBS level. This section of the report should also contain estimates for the Sub- recipients’ expenses from the previous month if the Sub- recipient did not submit a bill in the previous month. If the Sub- recipient(s) was not working or did not incur any costs in the previous month, then a statement to this effect should be included in this report for those respective Sub- recipients. If the OTTR and OTAO are satisfied that the contractor’s EVM reporting (deliverable 04) is sufficient to convey this information, this section may be waived.

#	Type of Deliverable	Frequency/Time Periods	Description of Deliverable	Reporting Procedures	Quantity/Form
3.	Integrated Master Schedule (IMS)	Within 60 days of OTA award and updated monthly
The Recipient will provide an IMS and monthly status updates in the monthly report to reflect changes in schedule, performance, and critical path. The Recipient will include the Government Portfolio Management Milestones in their IMS and provide monthly updates within their IMS. The IMS will be a standalone schedule containing only those activities that are applicable to the SOW. Individual project schedules for the assets within the portfolio agreement will be provided on a monthly basis within the IMS.

• The Recipient shall provide an IMS within 60 days of OTA award and updated within 30 days after the last day of each month.
• IMS shall be in both PDF and Microsoft Project Form.
• The OTAO, OTAS and/or OTTR shall provide the Recipient with a written list of concerns in response to the Recipient’s submitted IMS, and the Recipient must address, in writing, all concerns raised by the OTAO, OTASA and/or OTTR within 10 business days of Recipient’s receipt of this list of concerns.
1 Electronic Copy (PDF and Microsoft Project Schedule (.mmp) format to OTTR and OTAS; Upload to eRoom.
4.	Earned Value Management (EVM)/ Agreement Performance Report (APR)
The 30th calendar day of each month following the fractional portion of the initial month and first full month of the OTA award. Financial Status Reports and updated monthly within 30 days after the last day of that month in the Project Status Report.

Recipient will provide a monthly Agreement Performance Report (APR) Format 1 at an agreed upon reporting level using the Government provided WBS and a Variance Analysis Report (Format 5).

The supplemental monthly CAP report shall contain, at the work package level, time phased budget (budgeted cost of work scheduled), earned value (budgeted cost of work performed), and actual costs of work performed as captured in Recipient’s EVM systems. The Recipient shall provide a rationale in the package of its use of % complete as EVMS methodology or identity if any other EVMS methodology is being used.

• Recipient shall provide EVM/APR as part of the Monthly Progress Report on the 30th day of the month after the end of each month reflecting the prior month’s activities.
• Recipient shall provide top level or key changes in baseline cost as a result of anticipated cost savings or risks.
• The OTAO, OTAS and/or OTTR may request, on a monthly or ad hoc basis that the Recipient provide raw data at a reporting level or lower level as the Government deems necessary.
• The OTAO, OTAS and/or OTTR may raise, in writing, concerns for Recipient to address; Recipient must address, in writing, all concerns raised by the OTAO, OTAS and/or OTTR.
• Reporting will commence after the EVM system has been implemented but no later than 3 months after start of Base Period.
1 Electronic Copy emailed to the OTTR and OTAS; uploaded into eRoom

#	Type of Deliverable	Frequency/Time Periods	Description of Deliverable	Reporting Procedures	Quantity/Form
5.	Risk Management Plan	90 days following OTA award and updated quarterly (additional submissions as requested by OTAS or OTTR)
The Recipient will provide a Risk Management Plan that outlines the impacts of each risk in relation to the cost, schedule and performance objectives. The Risk Management Plan will include risk mitigation strategies. Each risk mitigation strategy will capture how the corrective action will reduce impacts on cost, schedule and performance.

• The Recipient will provide a Risk Management Plan 90 days following OTA award and update Quarterly in their Monthly or Annual Project Status Reports.
• The OTAO, OTAS and/or OTTR will provide the Recipient with a written list of concerns (if any exist) in response to the Recipient’s submitted Risk Management Plan, and Recipient must address in writing all concerns raised by the OTAO, OTAS and /or OTTR within 20 business days of Recipient’s receipt of this list of concerns.
1 Electronic Copy to OTTR and OTAS; Upload to eRoom.
6.	Deviation Notification and Mitigation Strategy	As needed	Process for changing IMS activities associated with cost and schedule as baselined at the PMBR.
• The Recipient will notify The OTAO, OTAS and/or OTTR of significant changes to the IMS. This includes increases in cost above [**]% or schedule slippage of more than [**] days, which would require a POP extension. The Recipient will provide a high level management strategy for risk mitigation.
1 Electronic Copy to OTTR and OTAS; Upload to eRoom.
7.	In-Process Review Presentation	Annual or event driven review may occur following completion of a pre-defined stage of product development and prior to initiation of a new stage	The Recipient will provide a presentation to the Government and other Intergovernmental agency invitees on the Portfolio Progress at an In-Process Review meeting.
• The Recipient will provide an update to technical progress made towards Portfolio Progress at an In-Process Review meeting and provide the presentation to the Government 10 business days prior to the meeting.
1 Electronic to OTTR and OTAS; Upload to eRoom.

#	Type of Deliverable	Frequency/Time Periods	Description of Deliverable	Reporting Procedures	Quantity/Form
8.	Incident Report	Within 24 or 48 hrs of knowledge of an activity or incident
The Recipient will communicate and document all critical programmatic concerns, risks or potential risks with the Government within 48 hours of knowledge of incident. Recipient shall communicate via email or telephone.

In addition, the Recipient will report to the government any activity or incident that is in violation of established security standards or indicates the loss or theft of government products within 24 hrs of identifying activity or incident. Recipient will communicate via email, oral or written communication.

• Recipient will notify (orally or in writing) OTTR, OTAO and OTAS within 48 hrs of Recipient identifying a critical project risk or potential risk and within 48 hrs of Recipient’s knowledge of security activities or incident.
• Recipient will provide additional updates within 48 hrs of additional developments, additional information and/or understanding.
• The Recipient will submit within 5 business days a Corrective Action Plan (if deemed necessary by either party) to address any potential issues.
• If corrective action is recommended, the Recipient must address in writing its consideration of concerns raised by the Government
• The Recipient will address OTAO, OTAS and/or OTTR’s concerns in writing within 5 business days.
1 Electronic Copy to OTTR and OTAS; Upload to eRoom.
9.	Draft and Final Technical Progress Report	Draft 75 calendar days before and Final shall be submitted on or before the completion date of the POP
A draft of Final Technical Progress Report containing a summation of the work performed and the results obtained for the entire OTA period of performance. The draft report shall be duly marked as ‘Draft’.

The Final Technical Progress Report incorporating the feedback received from the Government and containing a summation of the work performed and the results obtained for the entire Agreement period of performance. This final report shall detail, document and summarize the results of the entire Agreement. This report shall be in sufficient detail to fully describe the progress achieved under all milestones. The final report shall be duly marked as ‘Final’.

• The Recipient shall provide a draft Technical Progress Report 75 calendar days before the end of the POP and the Final Technical Progress Report shall be submitted on or before the completion date of the POP.
• OTTR provides edits and additional feedback to draft report within 15 calendar days of receipt, which the Recipient will consider incorporating into the Final Technical Progress Report.
• The Recipient will submit, with the Final Technical Progress Report, a summary (not to exceed 200 words) of salient results achieved during the performance of the Agreement.
1 Electronic Copy to OTTR and OTAS; Upload to eRoom.

#	Type of Deliverable	Frequency/Time Periods	Description of Deliverable	Reporting Procedures	Quantity/Form
10.	Study Protocols	At least 10 business days prior to FDA Submission
The Recipient will provide Pre- Clinical/Non-Clinical/ Clinical Trial Protocols to OTAO, OTAS and/or OTTR for evaluation, prior to FDA submission.

The OTAS and OTTR reserve the right to request within the period of performance a non-proprietary Study Protocol for distribution within the United States Government (USG).

• The Recipient and the Government will collaboratively develop draft and final protocols for all Pre- Clinical/Non-Clinical/ Clinical activities within the SOW.
• The Recipient will submit draft and final protocols to OTAO, OTAS and/or OTTR for review and comment.
• If the draft protocols are to be submitted to the FDA, the Government review will take place prior to FDA submission.
• The OTAO, OTAS, and/or OTTR will return comments to Recipient on the protocols no later than 10 business days from the date of receipt.
• The Recipient will address, in writing, all concerns raised by the Government.
• The Recipient is not required to make any protocol revisions based on the Government’s concerns and/or recommendations.
• In the event that the Government disagrees with the final study protocol design, the OTAO, OTAS, and/or OTTR will notify the Recipient of non- concurrence in writing.
• Final FDA submissions shall be submitted to OTAO, OTAS and/or OTTR concurrently or no later than 5 calendar days after its submission to CDER.
1 Electronic Copy to OTTR and OTAS; Upload to eRoom.

#	Type of Deliverable	Frequency/Time Periods	Description of Deliverable	Reporting Procedures	Quantity/Form
11.	Study Reports	Within 10 (ten) calendar days of the reports being available to MDCO and 10 business days prior to anticipated submission to FDA
The OTAS and OTTR reserve the right to request within the period of performance a non-proprietary Study Report for distribution within the USG.

The Recipient will submit an interim study report to the OTAO, OTAS and/or OTTR for any severable discrete work segments. If funding for a severable study is scheduled in two separate periods of performance then an interim study report is due on or before the completion date of the POP.

• The Recipient will provide Draft and Final Pre-Clinical/Non- Clinical Study Reports to the OTAO, OTAS and/or OTTR for review and comment within 10 (ten) calendar days of these reports being available to the Recipient.
• The Recipient will submit proposed Pre-Clinical/Non- Clinical Study Report to the OTAO, OTAS and/or OTTR at least 10 business days prior to the anticipated FDA Submission date.
    If corrective action is recommended, Recipient will address, in writing or by corrective action, all concerns raised by the Government prior to FDA submission.
• Final FDA submissions shall be provided to the OTAO, OTAS and/or OTTR concurrently or no later than 2 business days of its submission to CDER.
1 Electronic Copy to OTTR and OTAS; Upload to eRoom.
12.	Manufacturing Campaign Reports (For avoidance of doubt, this relates to the clinical supply material during the PoP and not once the product is commercially available)	Within 30 calendar days after receipt of batch records and 10 business days prior to submission to FDA	The OTAS and OTTR reserve the right to request within the period of performance non-proprietary Manufacturing Campaign Reports for distribution within the USG.
• The Recipient will submit Batch Analysis Reports or Manufacturing Campaign Reports to the OTAO, OTAS and/or OTTR at least 10 business days prior to anticipate FDA Submission.
• If corrective action is recommended, Recipient will address in writing or by corrective action all concerns raised by the Government.
• The Recipient will consider revising reports to address the Government’s concerns and/or recommendations prior to FDA submission.
• Final FDA submissions shall be submitted to the OTAO, OTAS and/or OTTR electronically concurrently or no later than five calendar days after its submission to CDER.
1 Electronic Copy to OTTR and OTAS; Upload to eRoom.

#	Type of Deliverable	Frequency/Time Periods	Description of Deliverable	Reporting Procedures	Quantity/Form
13.	Regulatory Meeting Notification	Within 24 hours of the anticipated scheduling Type A, B or C meetings OR within 48 hours of meeting occurrence for ad hoc meetings
The Recipient will forward the dates and times of any anticipated meeting with the regulatory agency to the OTAO, OTAS and/or OTTR and seek to arrange for appropriate Government staff to attend the regulatory meetings concerning assets under development within the OTA. The Government staff shall include up to a maximum of four people.
				• The Recipient will notify the OTAO, OTAS and/or OTTR of an upcoming meeting with the regulatory agency within 48 hours of being informed that a meeting is scheduled.	1 Electronic Copy to OTTR and OTAS; Upload to eRoom.
14.	Regulatory Correspondenc e and Meeting Minutes	Within three (3) business days of receiving correspondence from the Regulatory Agency
The Recipient will forward Recipient and CDER-issued draft minutes and final minutes of any meeting with the Regulatory Agency to the OTAO, OTAS and/or OTTR relevant to the portfolio program. All documents shall be duly marked as either ‘Draft’ or ‘Final’.
				• The Recipient provides Regulatory correspondence and meeting minutes within three (3) business days of receipt of the meeting or correspondence.	1 Electronic Copy to OTTR and OTAS; Upload to eRoom.
15.	Regulatory Submissions	At least 10 business days prior to anticipated submission to FDA
The Recipient will provide the OTAO, OTAS and/or OTTR the opportunity to review and comment upon regulatory documents before anticipated submission to the Regulatory Agency. Such documents shall include responses/comments/questions that the Regulatory Agency has passed on to the Recipient regarding the compounds in this Agreement as well as the name and address of the IRBs involved in clinical studies. All documents will be duly marked as either ‘Draft’ or ‘Final’.

(Note: The Government will have already seen the Study Reports prior to submission.)

For avoidance of doubt, the Recipient is not required to provide to the Government routine, general correspondence or information amendments (e.g. routine emails).

• The Recipient will submit draft Regulatory Meeting Briefing Packets to the OTAO, OTAS and/or OTTR at least 10 business days prior to anticipated submission to the Regulatory Agency. The Government will provide comments to Recipient within 5 business days of receiving the briefing.
• If corrective action is recommended, Recipient will address, in writing its considerations of all concerns raised by the Government.
• The Recipient will consider revising documents to address the Government’s concerns and/or recommendations prior to submission to regulatory authorities.
• Final Regulatory submissions shall be submitted to the OTAO, OTAS and/or OTTR concurrently or no later than 5 business days of its submission to CDER.
1 Electronic Copy to OTTR and OTAS; Upload to eRoom.

#	Type of Deliverable	Frequency/Time Periods	Description of Deliverable	Reporting Procedures	Quantity/Form
16.	FDA Audits	Within 10 business days of a scheduled audit or within 48 hours of an ad hoc site visits/audits if the FDA did not provide advanced notification
The Recipient will notify the OTTR and OTAS within 24 hours of FDA’s arrival to conduct site visits/audits by any regulatory agency. In the event of an FDA inspection which occurs as a result of this Agreement and for this product, or for any other FDA inspection that has the reasonable potential to impact the performance of this Agreement, the Recipient will provide the OTAO, OTAS and/or OTTR with an exact copy (non- redacted) of the FDA Form 483, and the Establishment Inspection Report (EIR), in each case redacted of trade secrets or other confidential information of Recipient or Sub-recipients that is unrelated to Recipient’s obligations under or pursuant to this Agreement. Recipient shall provide the OTTR and OTAS copies of the plan for addressing areas of non-conformance to FDA regulations for GLP, GMP, or GCP guidelines as identified in the audit report within 10 business days, status updates during the plans execution, and a copy of all final responses to the FDA. The Recipient shall also provide redacted copies of any FDA audit report received from Sub- recipients that occur as a result of this Agreement or for this product within five business days of receiving correspondence from the FDA and/or third party. The Recipient shall make arrangements, where practical, for the Government representative(s) to be present during the final debrief by the regulatory inspector for audits of the Recipient.

• The Recipient will notify the OTTR and OTAS within 10 business days of a scheduled audit or within 24hours of an ad hoc site visit(s)/audit(s) if the FDA did not provide advanced notification.
• The Recipient will also provide copies of any FDA audit report received from Sub-recipients that occur as a result of this Agreement or for this product within five business days of receiving correspondence from the FDA and/or third party.
• Within 10 business days of audit report, the Recipient will provide OTAS with a plan for addressing areas of nonconformance, if any exist.
1 Electronic Copy to OTTR and OTAS; Upload to eRoom.

#	Type of Deliverable	Frequency/Time Periods	Description of Deliverable	Reporting Procedures	Quantity/Form
17.	QA Audit Reports	5 business days of report completion
The Recipient will inform the OTTR and OTAS of upcoming, ongoing, or recent audits/site visits of Sub- recipients as part of the weekly communications, including goals and agenda. The Government reserves the right to participate in the QA audits. Upon completion of the audit/site visit the Recipient shall provide a report capturing the findings, results and next steps in proceeding with the Sub- recipient. If action is requested of the Sub-recipient, details addressing areas of non- conformance to FDA regulations for GLP, GMP, or GCP guidelines, as identified in the audit report, must be provided to the OTAO, OTAS and/or OTTR. Recipient shall provide responses from the Sub- recipients to address these concerns and plans for corrective action execution
For avoidance of doubt, as our Sub-recipients may be involved in other activities for the Recipient, the reportable audit information will only pertain to that which materially affects those programs funded under the portfolio partnership.

• The Recipient will inform the OTTR and OTAS of upcoming, ongoing or recent audits/site visits of Sub-recipients.
• The Recipient will notify the OTTR and OTAS within 5 business days of report completion.
1 Electronic Copy to OTTR and OTAS; Upload to eRoom.
18.	Government Audit	Ad Hoc
The Recipient shall accommodate for periodic or ad hoc site visits by the Government. If the Government, Recipient or other parties identifies any issues during an audit, Recipient shall capture the issues, identify potential solutions and provide a report to the OTAO, OTAS and/or OTTR.

• If the Government, the Recipient or other parties identifies any issues during an audit, Recipient shall capture the issues, identify potential solutions and provide a report to the OTAO, OTAS and/or OTTR within 10 business days.
• The OTTR and OTAS will review the deliverable and provide a response to Recipient.
• Once any corrective action undertaken by Recipient is completed, Recipient will provide a final report to the OTAO, OTAS and/or OTTR.
1 Electronic Copy to OTTR and OTAS; Upload to eRoom.

#	Type of Deliverable	Frequency/Time Periods	Description of Deliverable	Reporting Procedures	Quantity/Form
19.	Technical Documents	Within 10 business days upon request by OTAS/OTTR and 10 business days prior to anticipated submission to FDA
The Recipient will provide the OTTR and OTAS upon request with deliverables from the following contract funded activities: Process Development Reports, Assay Qualification Plan/Report, Assay Validation Plan/Report, Assay Technology Transfer Report, Batch Records, SOPs, Master Production Records, and Certificate of Analysis.

(The OTAS and OTTR reserve the right to request within the period of performance non-proprietary technical Documents for distribution within the USG).

• The Recipient will provide technical documents within 10 business days upon request by OTAS/OTTR.
• If additional time is required, Recipient will request additional time from the OTAO, OTAS and/or OTTR on a per deliverable basis.
• If corrective action is recommended, Recipient will address, in writing or by corrective action, concerns raised by the OTAO, OTAS and/or OTTR.
• The Recipient will submit proposed FDA technical documents to the OTAO, OTAS and/or OTTR at least 10 business days prior to anticipate FDA submission.
• The Recipient will consider revising technical documents to address the Government’s concerns and recommendation prior to FDA submission.
For Final Documents: 1 Electronic Copy to OTTR and OTAS; Upload to eRoom.
20.	Animal Model or Other Technology Transfer Package	Within 10 business days of request by OTAS/OTTR	The Recipient shall provide Animal Model or Other Technology Transfer Package relevant data.	• The Recipient will provide Animal Model or other Technology Transfer Package within 10 business days of request by OTAS/OTTR.	1 Electronic Copy to OTTR and OTAS; Upload to eRoom.
21.	Raw Data or Data Analysis	Within 20 business days, or as available, after receipt of request by OTAS/OTTR	The Recipient shall provide Raw Data or Data Analysis for review by the OTAO, OTAS and/or OTTR, if requested. (For avoidance of doubt, clinical data will be subject to human subject privacy policies.)	• The Recipient will provide Raw Data or Data Analysis within 20 business days (or as available) of request by OTAS/OTTR.	1 Electronic Copy to OTTR and OTAS; Upload to eRoom.

#	Type of Deliverable	Frequency/Time Periods	Description of Deliverable	Reporting Procedures	Quantity/Form
22.	Publications	No less than thirty (30) calendar days for manuscripts and fifteen (15) calendar days for abstracts before submission for public presentation or publication
Any manuscript or scientific meeting abstract containing data generated under this agreement period of performance must be submitted to the OTAO, OTAS and/or OTTR for review prior to submission. Acknowledgment of Government funding must be included

• Recipient must submit all manuscript or scientific meeting abstract to PO and CO prior to submission or presentation by 30 business days for manuscripts and 10 business days for abstracts or posters
• Recipient must address in writing all concerns raised by the Government in writing
• Final manuscript submissions shall be submitted to the OTAO, OTAS and/or OTTR concurrently or no later than one (1) calendar day of its submission
1 Electronic Copy to OTTR and OTAS; Upload to eRoom.
23.	Press Releases	Not less than five (5) business days prior to issuance and final press releases no later than one (1) calendar day prior to issuance	Recipient agrees to accurately and factually represent the work conducted under this contract in all press releases
• Recipient shall ensure that the CO has received and approved an advanced copy of any press release concerning this contract not less than 5 business days prior to the issuance of the press release
• If corrective action is required, the Recipient agrees to accurately and factually represent the work conducted under this contract in all press releases
• Any final press releases shall be submitted to the OTAO, OTAS and/or OTTR no later than one (1) calendar day prior to its release
1 Electronic Copy to OTTR and OTAS; Upload to eRoom.

ATTACHMENT 3:
PORTFOLIO PERFORMANCE METRICS

Portfolio Performance Metrics (PPM) will be collaboratively developed by the Joint OTAR Oversight Committee and prior to the exercise of any Options. These metrics should span all aspects of the program and should include metrics for all molecules within the portfolio partnership.

In-Process Review (IPR) meetings may be held in an annual or event driven manner following completion of a pre-defined stage of product development and prior to initiation of a new stage (e.g. Option award). At least 30 days prior to an IPR meeting, the Recipient and OTTR will discuss the progress to date under the portfolio and activities planned for the next stage of development. The Recipient will prepare and present a PowerPoint presentation during the IPR which provides an update on the technical progress made towards achieving the Portfolio Performance Metrics. The Recipient will provide a copy of the final PowerPoint presentation to the OTTR and OTAO 10 business days prior to the meeting.

At the IPR, the Government will assess the overall portfolio and progress, and decide at its sole discretion if an offer to progress to the next Option will be offered to Recipient.

Below are the Portfolio Performance Metrics for the Base Period at the time of Agreement award. These may be modified by the Joint OTAR Oversight Committee during the Base Period of the Agreement. The Portfolio Performance Metrics below will be achieved through the performance of the non-severable activities contained only in the Base Period. Option exercise is not required for the Recipient to achieve any of the metrics listed below.

Base Period Portfolio Performance Metrics

Contract Milestones
Mstn #	Milestones	Deliverable(s)	Go Criteria	No-Go Criteria	WBS #	Date	CLIN
1.	[**]	[**]	[**]	[**]	1.6.2	[**]	1
2.	[**]	[**]	[**]	[**]	1.6.4	[**]	1